UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Valley National Bancorp

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1455 Valley Road

Wayne, New Jersey 07470

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held, Wednesday, April 9, 2014

To Our Shareholders:

We invite you to the Annual Meeting of Shareholders of Valley National Bancorp (Valley) to be held at the Teaneck Marriott at Glen Pointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, on Wednesday, April 9, 2014 at 9:00 a.m., local time to vote on the following matters:

1.	Election of 17 directors.

2.	An advisory vote on executive compensation.

3.	Ratification of the appointment of KPMG LLP as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Only shareholders of record at the close of business on February 14, 2014 are entitled to notice of, and to vote at the meeting. Your vote is very important. Whether or not you plan to attend the meeting, please execute and return the enclosed proxy card in the envelope provided or submit your proxy by telephone or the internet as instructed on the enclosed proxy card. The prompt return of your proxy will save Valley the expense of further requests for proxies.

Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Only shareholders or their valid proxy holders may address the meeting. Please allow ample time for the admission process. See information on page 3 – “Annual Meeting Attendance.”

Important notice regarding the availability of proxy materials for the 2014 Annual Meeting of Shareholders: This Proxy Statement for the 2014 Annual Meeting of Shareholders, our 2013 Annual Report to Shareholders and the proxy card or voting instruction form are available on our website at: http://www.valleynationalbank.com/filings.html.

We appreciate your participation and interest in Valley.

Sincerely,

Alan D. Eskow	Gerald H. Lipkin
Corporate Secretary	Chairman, President and Chief Executive Officer

Wayne, New Jersey

March 11, 2014

i

VALLEY NATIONAL BANCORP

1455 Valley Road

Wayne, New Jersey 07470

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Valley National Bancorp (“Valley,” the “Company,” “we,” “our” and “us”) for use at Valley’s 2014 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment of the meeting. You are cordially invited to attend the meeting, which will be held at the Teaneck Marriott at Glen Pointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, on Wednesday, April 9, 2014 at 9:00 a.m., local time. This proxy statement is first being mailed to shareholders on or about March 11, 2014.

SHAREHOLDERS ENTITLED TO VOTE. The record date for the meeting is February 14, 2014. Only holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

On the record date there were 200,092,918 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

HOUSEHOLDING. When more than one holder of our common stock shares the same address, we may deliver only one annual report and one proxy statement to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Valley common stock in “street name” for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in “street name,” at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of our annual report and proxy statement, you may call or write Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380 or e-mail her at dgrenz@valleynationalbank.com. You may also contact us at the same address if your household receives multiple copies of our annual report and proxy statement and you would like to request future delivery of a single copy.

PROXY MATERIALS. The 2014 notice of annual meeting of shareholders, this proxy statement, the Company’s 2013 annual report to shareholders and the proxy card or voting instruction form are referred to as our “proxy materials”, and are available electronically at the following weblink: http://www.valleynationalbank.com/filings.html.

You may also contact Ms. Grenz at the address or telephone number above if you are a shareholder of record of Valley and you wish to receive a separate annual report and proxy statement in the future, or if you are currently receiving multiple copies of our annual report and proxy statement and want to request delivery of a single copy in the future. If your shares are held in “street name” and you want to increase or decrease the number of copies of our annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

PROXIES AND VOTING PROCEDURES. Your vote is important and you are encouraged to vote your shares promptly. Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends—that is:

•	Item 1 – FOR the election of the 17 nominees for director named in this proxy statement;

•	Item 2 – FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	Item 3 – FOR the ratification of the appointment of KPMG LLP.

We are offering you three alternative ways to vote your shares:

BY MAIL. To vote your proxy by mail, please sign your name exactly as it appears on your proxy card, date, and mail your proxy card in the envelope provided as soon as possible.

BY TELEPHONE. If you wish to vote by telephone, call toll-free 1-800-776-9437 and follow the voice instructions. Have your proxy card available when you call.

BY INTERNET. If you wish to vote using the internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the sections entitled “Voting in Person” and “Revoking Your Proxy”.

If you are a participant in the Company’s Dividend Reinvestment Plan, the shares that are held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone or by internet.

If you are an employee or former employee of the Company, and participate in our Savings and Investment Plan (a 401(k) plan with an employee stock ownership feature—“KSOP”), you will receive one proxy card representing the total shares you own through this plan. The proxy card will serve as a voting instruction card for the trustee of the plan where all accounts are registered in the same name. If you own shares through the KSOP and do not vote, the plan trustee will vote the plan shares for which voting instructions are received in the proportion for which instructions for such shares were received under the plan. The plan trustee will also vote the unvoted shares (for which instructions were not received) in the same proportion as shares for which instructions were received under the plan. Therefore, if you are a participant in the KSOP and vote your shares, the trustee will use your vote when determining the proportion.

VOTING IN PERSON. The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted.

REVOKING YOUR PROXY. You can revoke your proxy at any time before it is exercised by:

•	Delivery of a properly executed, later-dated proxy; or

•	A written revocation of your proxy.

A later-dated proxy or written revocation must be received before the meeting by the Corporate Secretary of the Company, Alan D. Eskow, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, or it must be delivered to the Corporate Secretary at the meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the internet. You will be able to change your vote as many times as you wish prior to the Annual Meeting and the last vote received chronologically will supersede any prior votes.

QUORUM REQUIRED TO HOLD THE ANNUAL MEETING. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

REQUIRED VOTE.

•

To be elected to a new term, directors must receive a majority of the votes cast (the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” the nominee). Each nominee for director has tendered an irrevocable resignation that will become effective if he or she fails to receive a majority of the votes cast at the annual meeting and the Board accepts the tendered resignation. Abstentions and broker non-votes are not counted as votes cast and have no effect on the election of a director. If there is a contested election (which is not the case in 2014), directors are elected by a plurality of votes cast at the meeting.

•

The advisory vote on executive compensation requires a majority of the votes cast be FOR the proposal. Abstentions and broker “non-votes” are not counted as votes cast and will have no effect on the outcome.

•

The ratification of the appointment of KPMG LLP will be approved if a majority of the votes cast are FOR the proposal. Abstentions and broker “non-votes” will have no impact on the ratification of KPMG LLP.

ANNUAL MEETING ATTENDANCE. Only shareholders or their proxy holders and Valley guests may attend the annual meeting. For registered shareholders, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting. If your shares are held in street name, you must bring to the meeting evidence of your stock ownership indicating that you beneficially owned the shares on the record date for voting and a valid form of photo identification to be allowed access.

METHOD AND COST OF PROXY SOLICITATION. This proxy solicitation is being made by our Board of Directors and we will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of the Company in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE), we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to their customers who are beneficial owners of Valley common stock. We are paying Phoenix Advisory Partners a fee of $8,500 plus out of pocket expenses to assist with solicitation of proxies.

ITEM 1

ELECTION OF DIRECTORS

DIRECTOR INFORMATION

We are asking you to vote for the election of directors. Under our by-laws, the Board of Directors (the “Board”) fixes the exact number of directors, with a minimum of 5 and a maximum of 25. The number of directors has been fixed by the Board at 17.

The persons named on the proxy card intend to vote the proxies FOR the election of the 17 persons named below (unless the shareholder otherwise directs). If, for any reason, any nominee becomes unavailable for election and the Board selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected. The Board retains the right to reduce the number of directors to be elected if any nominee is not available to be elected.

Each candidate for director has been nominated to serve a one-year term until our 2015 annual meeting and thereafter until the person’s successor has been duly elected and qualified. In considering a nominee as a Valley director, the Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, as a whole can satisfy its supervision responsibilities effectively. To accomplish this, guidelines are set by the Nominating and Corporate Governance Committee, further discussed below under the Corporate Governance section.

Set forth below are the names and ages of the Board’s nominees for election; the nominees’ position with the Company (if any); the principal occupation or employment of each nominee for at least the past five years; the period during which each nominee has served as our director; any other directorships during the past five years (if any) held by the nominee with companies registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or registered as an investment company under the Investment Company Act of 1940; and other biographical information for each individual director. In addition, described below is each director nominee’s particular experience, qualification, attributes or skills that has led the Board to conclude that the person should serve as a director of Valley.

Gerald H. Lipkin, 73, Chairman of the Board, President and Chief Executive Officer of Valley National Bancorp and Valley National Bank.

Director since 1986.

Other directorships: Federal Reserve Bank of New York (FRBNY); Federal Home Loan Bank of New York (FHLBNY)

Mr. Lipkin began his career at Valley in 1975 as a Senior Vice President and lending officer, and has spent his entire business career directly in the banking industry. He became CEO and Chairman of Valley in 1989. Prior to joining Valley, he spent 13 years in various positions with the Comptroller of the Currency as a bank examiner and then Deputy Regional Administrator for the New York region. Mr. Lipkin has been elected a Class A director to the Federal Reserve Bank of New York during 2013. He serves on the Federal Home Loan Bank of New York’s Board as a Member Director representing New Jersey for a four year term commencing January 1, 2014. Mr. Lipkin is a graduate of Rutgers University where he earned a Bachelor’s Degree in Economics. He received a Master’s Degree in Business Administration in Banking and Finance from New York University. He is also a graduate from the Stonier School of Banking. Mr. Lipkin’s education, his lending and commercial banking background for over 50 years in conjunction with his leadership ability make him a valuable member of our Board of Directors.

Andrew B. Abramson, 60, President and Chief Executive Officer, Value Companies, Inc. (a real estate development and property management firm).

Director since 1994.

Mr. Abramson is a licensed real estate broker in the States of New Jersey and New York. He graduated from Cornell University with a Bachelor’s Degree, and a Master’s Degree, both in Civil Engineering. With 34 years as a business owner, an investor and developer in real estate, he brings management, financial, and real estate market experience and expertise to Valley’s Board of Directors.

Peter J. Baum, 58, Chief Financial Officer and Chief Operating Officer, Essex Manufacturing, Inc. (manufacturer, importer and distributor of consumer products).

Director since 2012.

Mr. Baum joined Essex Manufacturing, Inc. in 1978 as an Asian sourcing manager. Essex Manufacturing, Inc. has been in business over 52 years and imports various consumer products from Asia. Essex distributes these products to large retail customers in the U.S. and globally. Mr. Baum graduated from The Wharton School at the University of Pennsylvania in 1978 with a B.S. in Economics. Mr. Baum brings over 32 years of business experience including as a business owner for 17 years. Mr. Baum also brings financial experience and expertise to Valley’s Board of Directors.

Pamela R. Bronander, 57, Vice President, KMC Mechanical, Inc.; President, Kaye Mechanical Contractors LLC (mechanical contractor).

Director since 1993.

Ms. Bronander has full managerial responsibility for the financial and legal aspects of two mechanical contracting companies, KMC Mechanical, Inc. and Kaye Mechanical Contractors LLC. Ms. Bronander was formerly an officer of Scandia Packaging Machinery Company. She graduated with a Bachelor’s Degree in Economics from Lafayette College. Ms. Bronander brings years of general business, managerial, and financial expertise to Valley’s Board of Directors.

Peter Crocitto, 56, Senior Executive Vice President, Chief Operating Officer of Valley National Bancorp and Valley National Bank.

Director since 2011.

Mr. Crocitto joined Valley in 1977 and has held positions in various departments throughout the bank including Consumer Lending, Retail Banking, MIS, Business Development and Operations. He was promoted to Executive Vice President in 1996 and assumed the title of Chief Operating Officer in 2008. Mr. Crocitto received his Bachelor’s Degree from Montclair State University and his Master’s Degree from Fairleigh Dickinson University. He is also a graduate of the Stonier School of Banking. Mr. Crocitto’s extensive management experience and leadership during his 36 years of experience at Valley is an asset to the Board.

Eric P. Edelstein, 64, Consultant.

Director since 2003.

Mr. Edelstein is a former Director of Aeroflex, Incorporated and Computer Horizon Corp.; former Executive Vice President and Chief Financial Officer of Griffon Corporation (a diversified manufacturing and holding company), and a former Managing Partner at Arthur Andersen LLP (an accounting firm). Mr. Edelstein was employed by Arthur Andersen LLP for 30 years and held various roles in the accounting and audit division, as well as the management consulting division. He received his Bachelor’s Degree in Business Administration and his Master’s Degree in Professional Accounting from Rutgers University. With 27 years of experience as a practicing CPA and as a management consultant, Mr. Edelstein brings in depth knowledge of generally accepted accounting and auditing standards as well as a wide range of business expertise to our Board. He has worked with audit committees and boards of directors in the past and provides Valley’s Board of Directors with extensive experience in auditing and preparation of financial statements.

Alan D. Eskow, 65, Senior Executive Vice President, Chief Financial Officer and Corporate Secretary of Valley National Bancorp and Valley National Bank.

Director since 2011.

Mr. Eskow joined Valley in 1990 as a Vice President in the Financial Administration Department. He is a licensed CPA in New Jersey and a member of both the American Institute of CPAs and the New Jersey State Society of CPAs. Mr. Eskow was designated the Controller in 1998 and Chief Financial Officer in 2000. Mr. Eskow also worked a number of years in public accounting, as an executive in a savings and loan and seven years arranging financing for multi-family properties through FHLMC, FNMA and other investors. Mr. Eskow received his Bachelor’s Degree from Long Island University and is also a graduate of the Stonier Graduate School of Banking. Mr. Eskow’s 23 years of experience at Valley has provided Mr. Eskow with extensive banking and related financial management and accounting expertise which he brings to Valley’s Board of Directors.

Mary J. Steele Guilfoile, 59, Chairman of MG Advisors, Inc. (financial services merger and acquisition advisory and consulting firm).

Director since 2003.

Other directorships: Interpublic Group of Companies, Inc., CH Robinson Worldwide

Ms. Guilfoile is the former Executive Vice President and Corporate Treasurer of J.P. Morgan Chase & Co. (a global financial services firm) and a former Partner, Chief Financial Officer and Chief Operating Officer of The Beacon Group, LLC (a private equity, strategic advisory and wealth management partnership). Ms. Guilfoile is also a Partner of The Beacon Group L.P. (a private investment group), a CPA, Chairman of the Audit Committee of Interpublic Group of companies, Inc., and was Chairman of the Audit committee of Viasys Healthcare, Inc. She received her Bachelor’s Degree in Accounting from Boston College Carroll School of Management and her Master’s Degree in Business Administration with concentrations in strategic marketing and finance from Columbia University Graduate School of Business. With her wide range of professional experience and knowledge, Ms. Guilfoile brings a variety of business experience in corporate governance, risk management, accounting, auditing, investment and management expertise to Valley’s Board of Directors.

Graham O. Jones*, 69, Partner and Attorney, at law firm of Jones & Jones.

Director since 1997.

Mr. Jones has been practicing law since 1969, with an emphasis on banking law since 1980. He has been a Partner of Jones & Jones since 1982 and served as the former President and Director of Hoke, Inc., (manufacturer and distributor of fluid control products). He was a Director and General Counsel for 12 years at Midland Bancorporation, Inc. and Midland Bank & Trust Company. Mr. Jones was a partner at Norwood Associates II for 10 years and was a President and Director for Adwildon Corporation (bank holding company). Mr. Jones received his Bachelor’s Degree from Brown University and his Juris Doctor Degree from the University of North Carolina School of Law. With his business and banking affiliations, including partnerships and directorships, as well as professional and civic affiliations, he brings a long history of banking law expertise and a variety of business experience and professional achievements to Valley’s Board of Directors.

Walter H. Jones, III*, 71, Retired.

Director since 1997.

Mr. Jones served as the Executive Chairman of the Board of Directors of Hoke, Inc. from 1983 to 1998. For 12 years he was the Chairman of the Board for Midland Bancorporation, Inc. and Midland Bank & Trust Company where he also served as acting Chief Executive Officer for an interim period. Prior to this, he was a practicing attorney in New Jersey for 15 years. He received a Bachelor’s Degree from Williams College, a Bachelor of Law Degree from Columbia Law School and a Master of Law Degree from New York University. He brings management experience, legal and business knowledge to Valley’s Board of Directors.

Gerald Korde, 70, President, Birch Lumber Company, Inc. (wholesale and retail lumber distribution company).

Director since 1989.

Mr. Korde is the owner of Birch Lumber Company, Inc. and has various business interests including real estate investment projects with Chelsea Senior Living and Inglemoor Care Center of Livingston. He earned a Bachelor’s Degree in Finance from the University of Cincinnati. Mr. Korde’s background as a former owner and manager of motels provides a long history of entrepreneurship and managerial knowledge that provides value to Valley’s Board of Directors.

Michael L. LaRusso, 68, Financial Consultant.

Director since 2004.

Mr. LaRusso is a former Executive Vice President and a Director of Corporate Monitoring Group at Union Bank of California. He held various positions as a federal bank regulator with the Comptroller of the Currency for 23 years and assumed a senior bank executive role for 15 years in large regional and/or multinational banking companies (including Wachovia, Citicorp and Union Bank of California). He holds a Bachelor’s Degree in Finance from Seton Hall University and he is also a graduate from the Stonier School of Banking. Mr. LaRusso’s extensive management and leadership experience with these financial institutions positions him well to serve on Valley’s Board of Directors.

Marc J. Lenner, 48, Chief Executive Officer and Chief Financial Officer of Lester M. Entin Associates (a real estate development and management company).

Director since 2007.

Mr. Lenner became the Chief Executive Officer and Chief Financial Officer at Lester M. Entin Associates in January 2000 after serving in various other executive positions within the Company. He has experience in multiple areas of commercial real estate markets throughout the country (with a focus in the New York tri-state area), including management, acquisitions, financing, development and leasing. Mr. Lenner is the Co-Director of a charitable foundation where he manages a multi-million dollar equity and bond portfolio. Prior to Lester M. Entin Associates, he was employed by Hoberman Miller Goldstein and Lesser, P.C., an accounting firm. He attended Muhlenberg College where he earned a Bachelor’s Degree in both Business Administration and Accounting. With Mr. Lenner’s financial and professional background, he provides management, finance and real estate experience to Valley’s Board of Directors.

Barnett Rukin, 73, Chief Executive Officer, SLX Capital Management (asset manager).

Director since 1991.

Mr. Rukin was the Chief Executive Officer of Short Line (a regional bus line) for 15 years and Regional Chief Executive Officer at Coach USA for two years. Since 2000 he has been Chief Executive Officer of SLX Capital Management LLC. Mr. Rukin has in-depth knowledge of real estate, federal, state and local business regulations, and human resources, investments, and insurance (including auto, property and casualty insurance). He holds a Bachelor’s Degree in Economics from Cornell University. Mr. Rukin brings 52 years of knowledge and management experience in all aspects of a service organization to Valley’s Board of Directors.

Suresh L. Sani, 49, President, First Pioneer Properties, Inc. (a commercial real estate management company).

Director since 2007.

Mr. Sani is a former associate at the law firm of Shea & Gould. As president of First Pioneer Properties, Inc., he is responsible for the acquisition, financing, developing, leasing and managing of real estate assets. He has over 22 years of experience in managing and owning commercial real estate in Valley’s lending area. Mr. Sani received his Bachelor’s Degree from Harvard College and a Juris Doctor Degree from the New York University School of Law. He brings a legal background, small business network management and real estate expertise to Valley’s Board of Directors.

Robert C. Soldoveri, 60, Owner/Manager of Solan Management, LLC (an investment property management firm).

Director since 2008.

Other directorships: Greater Community Bancorp.

Mr. Soldoveri served as a Director of Greater Community Bancorp from 2001 – 2008. When Greater Community Bancorp was acquired by Valley, Mr. Soldoveri was appointed to the Board of Directors. Soldoveri is the Owner and Manager of Solan Management, LLC, a Real Estate Management Company. Mr. Soldoveri is the Managing Member of Anjo Realty LLC, Union Boulevard Realty LLC, 55 Shepherds Realty LLC, Minnisink Realty LLC, Portledge Realty LLC, Rockham Properties LLC, a General Manger of SBG Realty LLC and President/Director of the John L. & Grace P. Soldoveri Foundation, Inc. He attended the University of Scranton. Mr. Soldoveri is a Licensed Real Estate Salesperson with the Soldoveri Agency from 1974 – 2005 and from 2005 – present, with NJRC Real Estate, Totowa, NJ. Mr. Soldoveri brings to Valley’s Board of Directors leadership and experience with an array of real estate, corporate financing and operational matters.

Jeffrey S. Wilks, 54, Principal and Executive Vice President of Spiegel Associates (a real estate ownership and development company).

Director since 2012.

Other directorships: State Bancorp, Inc.

Mr. Wilks served as a director of State Bancorp, Inc. from 2001 to 2011 and was appointed to Valley’s Board of Directors in connection with Valley’s acquisition of State Bancorp, Inc., effective January 1, 2012. From 1992 to 1995 Mr. Wilks was an Associate Director of Sandler O’Neill, an investment bank specializing in the banking industry. Prior thereto, Mr. Wilks was a Vice President of Corporate Finance at NatWest USA and Vice President of NatWest USA Capital Corp. and NatWest Equity Corp., each an investment affiliate of NatWest USA. Mr. Wilks serves on the board of directors of the New Cassell Business Association and is a member of the Board of Trustees of Central Synagogue, New York, member of the board of the Museum at Eldridge Street. Mr. Wilks served as Director of the Banking and Finance Committee of UJA from 1991 to 2001. Mr. Wilks earned his BSBA in Accounting and Finance from Boston University. Mr. Wilks brings experience in banking, finance and investments to Valley’s Board of Directors.

*	Mr. Graham Jones and Mr. Walter Jones are brothers.

RECOMMENDATION AND VOTE REQUIRED ON ITEM 1

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINATED SLATE OF DIRECTORS. TO BE ELECTED TO A NEW TERM THE VOTES CAST “FOR” A DIRECTOR MUST EXCEED THE VOTES CAST “AGAINST” SUCH DIRECTOR.

ITEM 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), Valley’s shareholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on Valley or the Board of Directors.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis beginning on page 27 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation and Human Resources Committee in 2013 and early 2014 in detail.

The Company requests shareholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and narrative discussion).

As an advisory vote, this proposal is not binding upon the Board of Directors or the Company. However, the Compensation and Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. In 2013, 81.36% of our shareholders voting on the proposal voted in favor of the Company’s executive compensation program. The Company has made material changes to the restricted stock portion of its compensation program.

RECOMMENDATION AND VOTE REQUIRED FOR ITEM 2

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE AS DISCLOSED PURSUANT TO SEC’S COMPENSATION DISCLOSURE RULES (INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION). THE VOTE “FOR” THE PROPOSAL BY A MAJORITY OF VOTES CAST AT THE MEETING WILL CONSTITUTE APPROVAL OF THIS ADVISORY PROPOSAL.

ITEM 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to audit Valley’s financial statements for 2014. We are asking you to ratify that appointment.

KPMG audited our books and records for the years ended December 31, 2013, 2012 and 2011. The fees billed for services rendered to us by our independent registered public accounting firm for the years ended December 31, 2013 and 2012 were as follows:

	2013	2012
Audit fees	$934,800	$1,059,800
Audit-related fees (1)	198,500	63,550
Tax fees (2)	117,904	75,116
All other fees	0	0

Total	$1,251,204	$1,198,466

(1)	Fees paid for benefit plan audits and a review of a Form S-3 registration statement and related expert consent.
(2)	Includes fees rendered in connection with tax services relating to state and local matters.

The Audit Committee adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by its independent accountants to Valley. The policy requires that all services to be performed by KPMG, Valley’s independent accountants, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit Committee meeting, the Committee receives updates on the services actually provided by the independent accountants, and management may also present additional services for approval. All services rendered by KPMG are permissible under applicable laws and regulations, and the Audit Committee pre-approved all audit, audit-related and non-audit services performed by KPMG during fiscal 2013. Representatives of KPMG will be available at the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders regarding 2013 financial results.

RECOMMENDATION AND VOTE REQUIRED ON ITEM 3

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014. RATIFICATION OF THE APPOINTMENT OF KPMG REQUIRES A MAJORITY OF THE VOTES CAST BE “FOR” THE PROPOSAL.

REPORT OF THE AUDIT COMMITTEE

February 26, 2014

To the Board of Directors of Valley National Bancorp:

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP, performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

The following is the report of the Audit Committee with respect to the audited financial statements for fiscal year 2013. With respect to fiscal year 2013, the Audit Committee has:

•	reviewed and discussed Valley’s audited financial statements with management and KPMG;

•	discussed with KPMG the scope of its services, including its audit plan;

•	reviewed Valley’s internal control procedures;

•	discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, adopted by the Public Company Accounting Oversight Board;

•

received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG their independence from management and Valley; and

•	approved the audit and non-audit services provided during fiscal year 2013 by KPMG.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2013.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2013 Annual Report on Form 10-K, a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. KPMG is also required by Section 404 to prepare and include as part of the Company’s 2013 Annual Report on Form 10-K, the auditors’ attestation report on management’s assessment. During the course of 2013, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal control, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with KPMG. Management’s assessment report and the auditor’s attestation report are included as part of the 2013 Annual Report on Form 10-K.

Andrew B. Abramson, Committee Chairman

Eric P. Edelstein, Vice Chairman

Gerald Korde

Michael L. LaRusso

Marc J. Lenner

Suresh L. Sani

Jeffrey S. Wilks

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of Valley’s business through discussions with the Chairman and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In this regard, to further educate directors about Valley and assist committees in their work, committees are encouraged to invite non-member directors to attend committee meetings to learn about the workings of the Board. All members of the Board also served as directors of our subsidiary bank, Valley National Bank (the “Bank”), during 2013. It is our policy that all directors attend the annual meeting absent a compelling reason, such as family or medical emergencies. In 2013, all directors then serving attended our annual meeting.

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and safe and sound banking principles. The Board has adopted corporate governance practices which the Board and senior management believe promote this purpose. Periodically, these governance practices, as well as the rules and listing standards of NASDAQ and the NYSE and the regulations of the SEC, are reviewed by senior management, outside expert legal counsel and the Board.

BOARD LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT. Valley is led by Mr. Gerald Lipkin, who has served as our Chairman and CEO since 1989. Our Board is currently comprised of Mr. Lipkin and 16 other directors, of whom ten are independent under NYSE and NASDAQ guidelines. The Board has three standing independent committees with separate chairpersons – an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. Our Risk Committee is responsible for overseeing risk management. In addition, our Audit Committee engages in oversight of financial risk exposures and our full board regularly engages in discussions of risk management and receives reports on risk from our executive management, other company officers and the chairman of the Risk Committee. Each of our other board committees also considers the risk within its area of responsibilities. We do not have a lead director, but our corporate governance guidelines provide that our non-management directors will meet in executive session regularly, our independent directors will meet in executive session at least once a year, and that the three chairmen of our board committees will rotate in presiding at these executive sessions or serve as lead director should circumstances warrant.

We have employed the same basic leadership structure since Mr. Lipkin became Chairman and CEO in 1989. We believe that this leadership structure has been effective. Our corporate leadership structure is commonly utilized by other public companies in the United States. We believe that having a combined chairman/CEO and independent chairpersons for each of the above Board committees provides the right form of leadership. We have a single leader for our company who can present a consistent vision, and he is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for Valley and to our industry. We believe that our Chairman/CEO together with the Risk Committee, our Audit Committee (primarily with respect to financial risks) and the full board of directors, provide effective oversight of the risk management function.

DIRECTOR INDEPENDENCE. The Board has determined that a majority of the directors and all current members of the Nominating and Corporate Governance, Compensation and Human Resources, and Audit Committees are “independent” for purposes of the independence standards of both the New York Stock Exchange and NASDAQ, and that all of the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. Our independent directors are: Andrew B. Abramson, Peter J. Baum, Pamela R. Bronander, Eric P. Edelstein, Gerald Korde, Michael L. LaRusso, Marc J. Lenner, Barnett Rukin, Suresh L. Sani and Jeffrey S. Wilks.

To assist in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company fall within these categories is independent:

•

A loan made by the Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit risk department or independent loan review department, or by any bank regulatory agency which supervises the Bank;

•

A deposit, trust, insurance brokerage, investment advisory, securities brokerage or similar customer relationship between Valley or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

•	The employment by Valley or its subsidiaries of any immediate family member of the director if the employee serves below the level of a senior vice president;

•

Annual contributions by Valley or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $30,000 in any calendar year;

•

Purchases of goods or services by Valley or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five percent (5%) or less of the equity interests of that business and do not serve as an executive officer of the business; or

•

Purchases of goods or services by Valley, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $120,000 or five percent (5%) of the gross revenues of the business.

The Board considered the following categories of items for each director it determined was independent:

Name	Loans*	Trust Services/ Assets Under Management	Banking Relationship with VNB	Professional Services to Valley
Andrew B. Abramson	Commercial and Personal	Trust Services	Checking, Savings, Certificate of Deposit	None
Peter J. Baum	Commercial and Personal Mortgage	None	Checking	None
Pamela R. Bronander	Commercial and Personal Line of Credit, Home Equity	None	Checking, Savings, Certificate of Deposit	None
Eric P. Edelstein	Residential Mortgage	None	Checking	None
Gerald Korde	Commercial, Commercial and Personal Line of Credit	None	Checking, Money Market	None
Michael L. LaRusso	Personal Line of Credit	None	Checking, Money Market	None
Marc J. Lenner	Commercial Mortgage, Residential Mortgage, Personal Line of Credit and Home Equity	Trust Services	Checking, Money Market, Certificate of Deposit, IRA	None
Barnett Rukin	Commercial and Residential Mortgages, Commercial Line of Credit	Assets Under Management	Checking, Safe Deposit Box	None
Suresh L. Sani	Commercial Mortgage	None	Checking, Money Market	None
Jeffrey S. Wilks	Personal Line of Credit	None	Checking	None

*	In compliance with Regulation O.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS. Valley’s Corporate Governance Guidelines require the Board to hold separate executive sessions for both independent and non-management directors. At least twice a year, the Board holds an executive session including only independent directors and at least twice a year the Board holds an executive session including only non-management directors. Valley’s Board has chosen to rotate the presiding director for each such meeting among the respective chairmen of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees.

SHAREHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS. The Board of Directors has established the following procedures for shareholder or interested party communications with the Board of Directors or with the rotating chairman of the executive sessions of the non-management directors of the Board:

•

Shareholders or interested parties wishing to communicate with the Board of Directors or with the presiding director of executive sessions, should send any communication to Valley National Bancorp, c/o Alan D. Eskow, Corporate Secretary, at 1455 Valley Road, Wayne, New Jersey 07470. Any such communication should state the number of shares owned by the shareholder.

•

The Corporate Secretary will forward such communication to the Board of Directors or, as appropriate, to the particular committee chairman; or to the then presiding director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors, or the non-management directors, in which case the Corporate Secretary has the authority to determine the appropriate disposition of the communication. All such communications will be kept confidential to the extent possible.

•

The Corporate Secretary will maintain a log of, and copies of, all such communications for inspection and review by any Board member; or by the presiding director of executive sessions, and will regularly review all such communications with the Board or the appropriate committee chairman; or with the presiding director at the next meeting.

The Board of Directors has also established the following procedures for shareholder or interested party communications with the rotating chairman of the executive sessions of the non-management directors of the Board:

•

The Corporate Secretary will maintain a log of, and copies of, all such communications for inspection and review by the presiding director of executive sessions, and shall regularly review all such communications with the presiding director at the next meeting.

COMMITTEES OF THE BOARD OF DIRECTORS; BOARD OF DIRECTORS MEETINGS

In 2013, the Board of Directors maintained an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. Only independent directors serve on these committees. In addition to these committees, the Bancorp and the Bank also maintains a number of committees to oversee other areas of Valley’s operations. These include an Executive Committee, Investment Committee, a Pension/Savings & Investment Trustees Committee, Risk Committee, Strategic Planning Committee and a Trust Committee, all of which have both independent and non-independent directors, as permitted by the SEC, the NYSE and NASDAQ.

Each director attended 83% or more of the meetings of the Board of Directors, the Bank Board and of each committee on which he or she served for the year ended December 31, 2013. Our Board met five times during 2013 and the Bank’s Board met thirteen times during 2013.

The following table presents 2013 membership information for each of our Audit, Nominating and Corporate Governance, and Compensation and Human Resources Committees.

Name	Audit		Nominating and Corporate Governance		Compensation and Human Resources
Andrew B. Abramson	X	*	X		X
Eric P. Edelstein	X	**	X	*	X	**
Gerald Korde	X		X		X	*
Michael L. LaRusso	X				X
Marc J. Lenner	X		X
Barnett Rukin					X
Suresh L. Sani	X		X		X
Jeffrey S. Wilks	X		X

*	Committee Chairman
**	Vice Chairman

AUDIT COMMITTEE. The Audit Committee formally met five times during 2013. In addition, the Committee Chairman and on occasion one other member of the Audit Committee met with the Chief Audit Executive and Chief Risk Officer of Valley monthly for the purpose of communicating closely with those officers and receiving updates on significant developments. The Board of Directors has determined that each member of the Audit Committee is financially literate and that more than one member of the Audit Committee has the accounting or related financial management expertise required by the NYSE. The Board of Directors has also determined that Mr. Edelstein, Mr. LaRusso, Mr. Lenner and Mr. Wilks meet the SEC criteria of an “Audit Committee Financial Expert.” The charter for the Audit Committee can be viewed at our website www.valleynationalbank.com/charters. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm. Each member of the Audit Committee is independent under both NYSE and NASDAQ listing rules. Other responsibilities of the Audit Committee pursuant to the charter include:

•	Reviewing the scope and results of the audit with Valley’s independent registered public accounting firm;

•	Reviewing with management and Valley’s independent registered public accounting firm Valley’s interim and year-end operating results including SEC periodic reports and press releases;

•	Considering the appropriateness of the internal accounting and auditing procedures of Valley;

•	Considering the independence of Valley’s independent registered public accounting firm;

•	Overseeing the internal audit function;

•	Reviewing examination reports by regulatory agencies, together with management’s response and follow-up;

•	Reviewing the significant findings and recommended action plans prepared by the internal audit function, together with management’s response and follow-up; and

•	Reporting to the full Board on significant matters coming to the attention of the Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The Committee met three times during 2013. This Committee reviews qualifications of and recommends to the Board candidates for election as director of Valley and the Bank, considers the composition of the Board, recommends committee assignments, and discusses management succession for the Chairman and the CEO positions. The Nominating and Corporate Governance Committee develops corporate governance guidelines which include:

•	Director qualifications and standards;

•	Director responsibilities;

•	Director orientation and continuing education;

•	Limitations on board members serving on other boards of directors;

•	Director access to management and records; and

•	Criteria for the annual self-assessment of the Board, and its effectiveness.

The Nominating and Corporate Governance Committee is also charged with overseeing adherence to our corporate governance standards and the Code of Conduct and Ethics. The Nominating and Corporate Governance Committee reviews recommendations from shareholders regarding corporate governance and director candidates. The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.” Each member of the Nominating and Corporate Governance Committee is independent under both NYSE and NASDAQ listing rules.

COMPENSATION AND HUMAN RESOURCES COMMITTEE. The Committee formally met five times during 2013. The Committee determines CEO compensation, sets general compensation levels for directors, all officers and employees and sets specific compensation for named executive officers (NEOs) and other executive officers. It also administers our non-equity and the equity incentive plans, including the 2009 Long-Term Stock Incentive Plan and makes awards pursuant to those plans. The Board has approved its charter, available under our website located at www.valleynationalbank.com/charters, which delegates to the Committee the responsibility to recommend Board compensation. Each member of the Compensation and Human Resources Committee is independent under both NYSE and NASDAQ listing rules.

EXECUTIVE OFFICERS COMPENSATION. In undertaking its responsibilities, annually, the Committee receives from the CEO recommendations (except those that relate to his compensation) for salary, non-equity incentive awards, stock option and restricted stock awards for NEOs and other executive officers. After considering the possible payments under our 2009 Long-Term Stock Incentive Plan (2009 LTSIP) and our 2010 Executive Incentive Plan (2010 EIP), and discussing the recommendations with the CEO, the Committee meets in executive session to make the final decisions on these elements of compensation. All restricted stock awards are valued using the closing stock price on the date prior to the date the awards are approved, except for performance based restricted stock that vests based upon a market condition (i.e., total shareholder return). The grant date fair value of restricted stock awards that vest based on a market condition is determined by a third party specialist using a Monte Carlo valuation model. Stock awards under the 2009 LTSIP may take the form of restricted shares, stock options or both. Awards under the 2010 EIP may be in cash, restricted shares or both.

Under authority delegated by the Committee, all other employee salaries and non-equity compensation are determined by executive management. For stock awards, based on operational considerations, prior awards and staff numbers, a block of shares is allocated by the Committee. The individual stock option and restricted stock awards are then allocated by the CEO and his executive staff to these non-executive officers and employees.

Under authority delegated by the Committee, during the year, the CEO is authorized to make limited stock option grants and restricted stock awards in specific circumstances (special incentive awards for non-officers, awards to new employees and grants on completion of advanced degrees).

All awards not specifically approved in advance by the Committee, but awarded under the authority delegated, are reported to the Committee at its next meeting at which time the Committee ratifies the action taken.

COMPENSATION CONSULTANTS

In 2013 the Committee in its sole discretion employed Fredrick W. Cook & Co. (FW Cook) as compensation consultants. FW Cook was employed to review compensation and performance data of a peer group of comparable financial organizations that had been selected by the Committee and in relationship to these data provide an overview and comments on Valley’s executive compensation. Also, FW Cook was requested to provide trend information relating to executive compensation matters and in addition, FW Cook has reviewed and provided comments on the compensation disclosures contained in this proxy statement.

In addition, the Committee received advice from Buck Consultants (Buck), a Xerox company, in the nature of actuarial and drafting advice with respect to the pension plan, benefit equalization plan and directors retirement plan; as well as actuarial and drafting advice related to the compensation of Valley’s executives. In addition, Buck provided advice to the Company with respect to freezing the pension plan, the benefit equalization plan and the directors retirement plan, as well as amending Valley’s 401(k) plan. The decision to hire Buck Consulting for all its services was made by management of Valley. Buck Consultants was paid approximately $691,000 for services rendered during 2013.

COMPENSATION AS IT RELATES TO RISK MANAGEMENT

The Chief Risk Officer evaluated all incentive-based compensation for all employees of the Company and reported to the Compensation and Human Resources Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on Valley. Each NEO’s compensation was not considered excessive. None of the other forms of compensation or incentives for Valley employees were considered as encouraging undue or unwarranted risk. The Compensation and Human Resources Committee accepted the Chief Risk Officer’s report.

AVAILABILITY OF COMMITTEE CHARTERS

The Audit Committee, Nominating and Corporate Governance Committee, and Compensation and Human Resources Committee each operates pursuant to a separate written charter adopted by the Board. Each Committee reviews its charter at least annually. All of the committee charters can be viewed at our website www.valleynationalbank.com/charters. Each charter is also available in print to any shareholder who requests it. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

NOMINATION OF DIRECTORS

Nominations of directors may be made only by the Board of Directors, the Nominating and Corporate Governance Committee of the Board, or by a shareholder of record entitled to vote. The Board of Directors has established minimum criteria for members of the Board. These include:

•

The maximum age for an individual to join the Board shall be age 60, except that such limitation is inapplicable to a person who, when elected or appointed, is a member of senior management (Executive Vice President or higher), or who was serving as a member of the Board of Directors of another company at the time of its acquisition by Valley;

•

A director is eligible for reelection if the director has not attained age 76 before the time of the annual meeting of the Company’s shareholders. However, the Board in its discretion may extend this age limit for not more than one year at a time for any director, if the Board determines that the director’s service for an additional year will benefit the Company;

•	Each Board member must demonstrate that he or she is able to contribute effectively regardless of age;

•	Each Board member must be a U.S. citizen and comply with all qualifications set forth in 12 USC §72;

•	A majority of the Board members must maintain their principal residences within 100 miles of Wayne, New Jersey (Valley’s primary service area);

•	Board members may not stand for re-election to the Board for more than four terms following the establishment of a principal legal residence outside of Valley’s primary service area;

•	Each Board member must own a minimum of 20,000 shares of our common stock of which 5,000 shares must be in his or her own name (or jointly with the director’s spouse) and not pledged or hypothecated;

•

Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 85% of the Board and assigned committee meetings for two consecutive years, will not be nominated for re-election;

•

Each Board member must prepare for meetings by reading information provided prior to the meeting. Each Board member should participate in meetings, for example, by asking questions and by inquiring about policies, procedures or practices of Valley;

•	Each Board member should be available for continuing education opportunities throughout the year;

•	Each Board member is expected to be above reproach in their personal and professional lives and their financial dealings with Valley, the Bank and the community;

•

If a Board member (a) has his or her integrity challenged by a governmental agency (indictment or conviction), (b) files for personal or business bankruptcy, (c) materially violates Valley’s Code of Conduct and Ethics, or (d) has a loan made to or guaranteed by the director classified as doubtful, the Board member shall resign upon the request of the Board. If a loan made to a director or guaranteed by a director is classified as substandard, the Board may ask the director to resign;

•

No Board member should serve on the board of any other bank or non-government sponsored financial institution or on more than two boards of other public companies while a member of Valley’s Board without the approval of Valley’s Board of Directors;

•	Each Board member should be an advocate for Valley within the community; and

•	It is expected that the Bank will be utilized by the Board member for his or her personal and business affiliations.

The Nominating and Corporate Governance Committee has adopted a policy regarding consideration of director candidates recommended by shareholders. The Nominating and Corporate Governance Committee will consider nominations recommended by shareholders. In order for a shareholder to recommend a nomination, the shareholder must provide the recommendation along with the additional information and supporting materials to our Corporate Secretary no later than 90 days and no earlier than 120 days prior to the anniversary of the date of the preceding year’s annual meeting. The shareholder wishing to propose a candidate for consideration by the Nominating and Corporate Governance Committee must own at least 1% of Valley’s outstanding common stock. In addition, the Nominating and Corporate Governance Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For Valley’s annual meeting in 2015, we must receive this notice on or after December 10, 2014, and on or before January 9, 2015. The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	Appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•

If the Nominating and Corporate Governance Committee deems it applicable, whether the candidate would be considered a financial expert or financially literate as described in SEC, NYSE and NASDAQ rules or an Audit Committee financial expert as defined by SEC rules;

•

If the Nominating and Corporate Governance Committee deems it applicable, whether the candidate would be considered independent under NYSE and NASDAQ rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

•	Demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;

•	Willingness to apply sound and independent business judgment;

•	Ability to work productively with the other members of the Board;

•	Availability for the substantial duties and responsibilities of a Valley director; and

•	Meets the additional criteria set forth in Valley’s Corporate Governance Guidelines.

Diversity is one of the factors that the Nominating and Corporate Governance Committee considers in identifying nominees for a director. In selecting director nominees the Nominating and Corporate Governance Committee considers, among other factors, (1) the competencies and skills that the candidate possesses and the candidate’s areas of qualification and expertise that would enhance the composition of the Board, and (2) how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business. The Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees.

COMPENSATION AND HUMAN RESOURCES COMMITTEE PROCESSES AND PROCEDURES

The Board has delegated the responsibility for executive compensation matters to the Compensation and Human Resources Committee. The minutes of the Committee meetings are provided at Board meetings and the chairman of the Committee reports to the Board significant issues dealt with by the Committee.

CODE OF CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

We have adopted a Code of Conduct and Ethics which applies to our chief executive officer, principal financial officer, principal accounting officer and to all of our other directors, officers and employees. The Code of Conduct and Ethics is available and can be viewed under our website www.valleynationalbank.com/charters. The Code of Conduct and Ethics is also available in print to any shareholder who requests it. We will disclose any substantive amendments to or waiver from provisions of the Code of Conduct and Ethics made with respect to the chief executive officer, principal financial officer or principal accounting officer on that website.

We have also adopted Corporate Governance Guidelines, which are intended to provide guidelines for the governance by the Board and its committees. The Corporate Governance Guidelines are available under our website located at www.valleynationalbank.com/charters. The Corporate Governance Guidelines are also available in print to any shareholder who requests them.

DIRECTOR COMPENSATION

COMPENSATION OF DIRECTORS. Annual compensation of non-employee directors for 2013 was comprised of the following components: cash compensation consisting of annual retainer; meeting and committee fees; and, to the extent that a director elects to forego all or a portion of the annual retainer and board meeting fees, participation in the 2004 Directors Restricted Stock Plan. In addition, there is also a Directors Retirement Plan. As disclosed below, the Board of Directors has decided to terminate the Directors Restricted Stock Plan and “freeze” the Directors Retirement Plan. Each of these compensation components is described in detail below. The total 2013 compensation of the non-employee directors is shown in the following table.

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(2)	Stock Awards(6)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)		Total
Andrew B. Abramson (1)	$75,500	$88,000	$0	$19,867		$183,367
Peter J. Baum	84,000	0	6,122	0		90,122
Pamela R. Bronander	93,000	0	0	12,365		105,365
Eric P. Edelstein (1)	135,000	0	5,014	0		140,014
Mary J. Steele Guilfoile	80,000	0	1,808	106,962	(3)	188,770
Graham O. Jones	111,500	0	7,926	0		119,426
Walter H. Jones, III	78,000	0	11,287	0		89,287
Gerald Korde (1)	126,500	0	8,008	0		134,508
Michael L. LaRusso	80,500	44,000	8,947	10,004		143,451
Marc J. Lenner	78,500	0	930	0		79,430
Barnett Rukin	29,000	88,000	15,413	7,645		140,058
Suresh L. Sani	101,500	0	1,135	0		102,635
Robert C. Soldoveri	73,500	0	5,392	0		78,892
Jeffrey S. Wilks	54,000	44,000	5,190	3,822		107,012

(1)	Bancorp Committee Chairman and/or Bancorp Committee Vice Chairman (see Committees of the Board on page 16 in this Proxy Statement.)
(2)	Includes annual retainer, meeting fees and committee fees and fees for chairing board committees earned and paid in 2013.
(3)

This includes consulting fee pursuant to a long-standing investment banking retainer consulting agreement, paid to MG Advisors, Inc. in 2013. Ms. Guilfoile is the Chairperson of MG Advisors. The amount also includes $16,962 in cash dividends and interest on deferred dividends earned on restricted stock during 2013, under the 2004 Directors Restricted Stock Plan.

(4)

Represents non-cash compensation reflecting the change in the present value of pension benefits year to year under the Directors Retirement Plan for 2013 taking into account the age of each director, a present value factor, an interest discount factor and time remaining until retirement. The annual change in the present value of the accumulated benefits of Mr. Abramson and Ms. Bronander as of December 31, 2013 was a net decrease of $3,731 and $5,746 from the present value reported as of December 31, 2012, respectively; therefore the amount reported is zero. This decrease is attributable to the increase in the discount rate from 4.26% to 4.89%.

(5)	This column reflects the cash dividend and interest on deferred dividends earned on restricted stock during 2013, under the 2004 Directors Restricted Stock Plan.

(6)

Value of fees forgone as shown below, adjusted for the 25% discount to the market price, pursuant to the 2004 Directors Restricted Stock Plan. There were 26,828 shares awarded under the plan during the year ended December 31, 2013 each at the grant date fair market value of $9.84.

The following table represents the shares awarded in 2013, the grant date fair market value, the aggregate amount of the foregone directors’ fees (reflecting the purchase of the shares at the 25% market price discount) and the aggregate number of shares of common stock outstanding at December 31, 2013, for each of the following participants:

Name	Number of Shares Awarded in 2013	Grant Date Fair Market Value of Shares Awarded	Forgone Directors Fees	Aggregate Number of Stock Awards Outstanding at Fiscal Year- End
Andrew B. Abramson	8,943	$9.84	$66,000	34,783
Pamela R. Bronander*	0	N/A	0	19,000
Mary J. Steele Guilfoile*	0	N/A	0	26,064
Michael L. LaRusso	4,471	9.84	33,000	17,610
Barnett Rukin	8,943	9.84	66,000	16,224
Jeffrey S. Wilks	4,471	9.84	33,000	8,111

*	Ms. Bronander & Guilfoile elected not to participate in the 2004 Directors Restricted Stock Plan during 2013.

ANNUAL BOARD RETAINER. Non-employee directors received an annual retainer of $40,000 per year, paid quarterly. This retainer is paid to recognize expected ongoing dialogue of board members with our executives and employees, for being available to provide their professional expertise as needed, for attending various Bank functions, for undertaking continuing education, and for interfacing with customers as appropriate.

BOARD MEETING FEES. In recognition of the preparation time, travel time, attendance at and providing professional expertise at the board meetings, non-employee directors received a board meeting fee of $2,000 for each meeting attended.

BOARD COMMITTEE FEES AND COMMITTEE CHAIRMEN RETAINER. The Chairman of the Audit Committee received an annual retainer of $15,000 and the Vice Chairman a retainer of $5,000. The Chairman of the Compensation and Human Resources Committee received an annual retainer of $15,000 and the Vice Chairman a retainer of $5,000. The Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $7,500. These retainers are to recognize the extensive time that is devoted to committee matters including meetings with management, auditors, attorneys and consultants and preparing committee agendas.

All members of these committees are paid for attending each committee meeting as follows: $2,500 for Audit, $2,000 for Compensation and Human Resources, and $1,000 for Nominating and Corporate Governance.

The Company and Bank also have a number of other committees (other than the corporate governance committees listed on page 16 required to be disclosed) that are not “disclosed” committees under SEC, NYSE or NASDAQ rules. These committees generally deal with oversight of various operating matters. Valley’s Risk Committee Chairman received a $15,000 retainer and the Vice Chairman a retainer of $5,000. All other committee chairmen receive a retainer between $5,000 and $7,500, and there is an attendance fee of $2,500 for Risk and $1,000 for each other committee meeting.

DIRECTORS RETIREMENT PLAN. We maintain a retirement plan for non-employee directors. The plan provides 10 years of annual benefits to directors with five or more years of service. The benefits commence after a director has retired from the Board and reached age 65. Prior to 2013 amendments described below, the annual benefit was equal to the director’s years of service, multiplied by 5%, multiplied by the final annual retainer paid to the director at the time of retirement. In the event of the death of the director prior to receipt of all benefits, the payments continue to the director’s beneficiary or estate.

As a result of amendments to the plan adopted in 2013, participants will not accrue further benefits and their pension benefits will be determined based on their years of service and annual retainer in 2013. Plan benefits will not increase for any pay or service earned after 2013.

DIRECTORS RESTRICTED STOCK PLAN. Until January 2014, we also maintained the 2004 Director Restricted Stock Plan (2004 Directors Plan). The 2004 Directors Plan provides the non-employee members of the Board of Directors with the opportunity to forego some or all of their annual cash retainer and meeting fees in exchange for shares of Valley restricted stock granted at 75% of the market value at the date of grant. The discount recognizes the exchange of immediate cash fees for a five year vesting and possible forfeiture prior to vesting, with vesting occurring earlier than the five years due to retirement, death, disability, the participant’s inability to stand for re-election due to age restrictions, or the participant’s failure to be re-elected after standing for re-election, and if there is a change in control prior to the vesting date. There were 121,792 shares outstanding under this plan as of December 31, 2013.

On January 29, 2014, the Board of Directors approved an amendment to terminate the plan. No additional fees may be contributed by a plan participant and no contributions of shares will be made to the plan after April 1, 2014. The plan will terminate after the shares remaining in the plan vest and the shares are distributed to the plan participants.

STOCK OWNERSHIP OF MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. The following table contains information about the beneficial ownership of our common stock at December 31, 2013 by each director and by each of our executive officers for whom individual information is required to be set forth in this proxy statement under rules of the SEC, and by directors and all executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)
Directors and Named Executive Officers:
Andrew B. Abramson	273,215	(3)	0.14%
Peter J. Baum	40,267	(4)	0.02
Pamela R. Bronander	51,550	(5)	0.03
Peter Crocitto	407,434	(6)	0.21
Eric P. Edelstein	28,388		0.01
Albert L. Engel	230,907	(7)	0.12
Alan D. Eskow	329,239	(8)	0.17
Mary J. Steele Guilfoile	456,237	(9)	0.23
Graham O. Jones	963,667	(10)	0.49
Walter H. Jones, III	1,602,408		0.81
Gerald Korde	2,329,147	(11)	1.18
Michael L. LaRusso	43,585	(12)	0.02
Marc J. Lenner	198,610	(13)	0.10
Gerald H. Lipkin	859,135	(14)	0.43
Robert M. Meyer	301,825	(15)	0.15
Barnett Rukin	132,040	(16)	0.07
Suresh L. Sani	58,351	(17)	0.03
Robert C. Soldoveri	1,030,076	(18)	0.52
Jeffrey S. Wilks	420,508	(19)	0.21
Directors and Executive Officers as a group (28 persons)	10,905,382	(20)	5.50

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2)

The number of shares of our common stock used in calculating the percentage of the class owned includes 199,593,109 shares of our common stock outstanding as of December 31, 2013. The table also includes 863,393 shares purchasable pursuant to stock options or warrants for our shares that were exercisable within 60 days of December 31, 2013.*

(3)

This total includes 12,303 shares held by Mr. Abramson’s wife, 9,891 shares held by his wife in trust for his children, 9 shares held by a family trust of which Mr. Abramson is a trustee, 10,778 shares held by a family foundation, 60,306 shares held by a trust of which Mr. Abramson is a trustee, 5,172 shares held by a family fund trust, 11,172 shares held in self-directed IRA Plans of which Mr. Abramson and his wife are beneficiaries, and 34,783 restricted shares pursuant to the director restricted stock plan. Mr. Abramson disclaims beneficial ownership of shares held by his wife and shares held for his children.

(4)	This total includes 6,150 shares held by Mr. Baum’s children of which Mr. Baum is the trustee.

(5)	This total includes 5,840 shares held by Ms. Bronander’s children, 19,000 restricted shares pursuant to the director restricted stock plan; and of this total, 18,732 shares were pledged as security.
(6)

This total includes 41,002 shares held by Mr. Crocitto’s wife, 4,412 shares held in Mr. Crocitto’s KSOP, 6,088 shares held by Mr. Crocitto as custodian for his child, 1,048 shares held by Mr. Crocitto’s child, 61,218 restricted shares, and 102,474 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2013*.

(7)

This total includes 4,375 shares held in Mr. Engel’s KSOP, 3,152 shares held in a trust of which Mr. Engel is a successor trustee, 36,926 restricted shares and 90,819 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2013*.

(8)

This total includes 51,796 shares held by Mr. Eskow’s wife, 4,593 shares held in Mr. Eskow’s KSOP, 10,578 shares held in his Roth IRA, 1,286 shares held in his IRA, 6,121 shares held jointly with his wife, 1,254 shares in an IRA held by his wife, 61,218 restricted shares and 102,474 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2013*.

(9)	This total includes 201,606 shares held by Ms. Guilfoile’s spouse and 26,064 restricted shares pursuant to the 2004 Director Restricted Stock Plan.
(10)	This total includes 7,124 shares owned by trusts for the benefit of Mr. G. Jones’ children of which his wife is co-trustee; and of this total, 944,539 shares were pledged as security.
(11)

This total includes 72,133 shares held jointly with Mr. Korde’s wife, 342,697 shares held in the name of Mr. Korde’s wife, 893,352 shares held by his wife as custodian for his children, 315,378 shares held by a trust of which Mr. Korde is a trustee and 126,438 shares held in Mr. Korde’s self-directed IRA.

(12)	This total includes 14,506 shares held jointly with Mr. LaRusso’s wife and 17,610 restricted shares pursuant to the director restricted stock plan.
(13)

This total includes 16,347 shares held in a retirement pension, 496 shares held by Mr. Lenner’s wife, 25,439 shares held by his children, 122,150 shares held by a trust of which Mr. Lenner is 50% trustee (Mr. Lenner is an indirect beneficiary of only 25% of the trust and disclaims any pecuniary interest in the ownership of the other portion of the trust), and 16,082 shares held by a charitable foundation.

(14)

This total includes 329,171 shares held in the name of Mr. Lipkin’s wife, 6,946 shares held in Mr. Lipkin’s wife’s Roth IRA, 154 shares held jointly with his wife, 68,889 shares held in a Roth IRA, 48 shares held in his KSOP, and 15,893 shares held by a family charitable foundation of which Mr. Lipkin is a co-trustee. This total also includes Mr. Lipkin’s 159,067 restricted shares and 200,319 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2013*.

(15)

This total includes Mr. Meyer’s 31,814 restricted shares, 130,455 shares held jointly with his wife, 4,412 shares held in his KSOP and 94,508 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2013*.

(16)

This total includes 5,000 shares held in Mr. Rukin’s IRA, 27,683 shares held by Mr. Rukin’s wife, as custodian and Mr. Rukin, as trustee, in various accounts for their children, 12,624 shares held by a private foundation of which Mr. Rukin is an officer and 16,224 restricted shares pursuant to the director stock plan. Mr. Rukin disclaims beneficial ownership of the shares held by his wife, shares held by his wife as custodian for their children, and shares held by a private foundation.

(17)	This total includes 5,705 shares held in Mr. Sani’s Keogh Plan, 5,705 shares held in trusts for benefit of his children, and 44,390 shares held in pension trusts of which Mr. Sani is co-trustee.
(18)

This total includes 19,368 shares held in partnerships of which Mr. Soldoveri is part owner, 529,473 shares held by mother and the estates of his father of which Mr. Soldoveri has investing and voting rights, 157,186 shares held by a foundation of which Mr. Soldoveri is a trustee, 98,224 shares of warrants exercisable within 60 days of December 31, 2013.

(19)

This total includes 74,026 shares held by Mr. Wilks’ wife, 10,058 shares held by his wife in trust for one of their children, 2,747 shares held jointly with his wife for a family foundation, 20,346 shares as trustee for the benefit of their children, 12,187 shares as trustee for the benefit of his wife, 266,804 shares held by the estates of his mother and father-in-law, of which Mr. Wilk’s wife is a beneficiary and is one of three executors. This total also includes Mr. Wilks’ 8,111 restricted stock shares. Mr. Wilks disclaims beneficial ownership of shares held by his mother and father-in-law’s estates.

(20)

This total includes 1,148,793 shares owned by 9 executive officers who are not directors or named executive officers, which total includes 13,491 shares in KSOP and/or IRA, 52,693 indirect shares, 125,811 restricted shares, and 272,221 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2013. The total does not include shares held by the Bank’s trust department.

*	All exercisable options outstanding have exercise prices that are higher than Valley’s market price at December 31, 2013 of $10.12. See the Outstanding Equity Awards table below for each of the NEO’s outstanding awards; and as of the record date of February 14, 2014, all exercisable options outstanding have exercise prices that are higher than Valley’s market price of $9.88.

PRINCIPAL SHAREHOLDERS. The following table contains information about the beneficial ownership at December 31, 2013 by persons or groups that beneficially owns 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (1)
BlackRock, Inc. (2) 40 East 52nd Street, New York, NY 10022	16,494,555	8.26%
State Street Global Advisors Funds Management(3) One Lincoln Street, Boston, MA 02111	14,672,915	7.35
The Vanguard Group (4) 100 Vanguard Blvd., Malvern, PA 19355	10,644,623	5.33

(1)	The number of shares of our common stock used in calculating the percentage of the class owned includes 199,593,109 shares of our common stock outstanding as of December 31, 2013.
(2)

Based on a Schedule 13G/A Information Statement filed January 31, 2014 by BlackRock, Inc. The Schedule 13G/A discloses that BlackRock has sole voting power as to 15,732,924 shares and sole dispositive power as to 16,494,555 shares.

(3)

Based on a Schedule 13G Information Statement filed February 5, 2014 by State Street Global Advisors. The Schedule 13G discloses that State Street has shared voting power and shared dispositive power as to 14,672,915 shares.

(4)

Based on a Schedule 13G Information Statement filed February 12, 2014 by The Vanguard Group. The Schedule 13G discloses that State Street has sole voting power as to 121,927 shares, sole dispositive power as to 10,537,618 shares and has shared dispositive power as to 107,005 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

SIGNIFICANT COMPENSATION DETERMINATIONS

In 2013 our named executive officers were:

•	Gerald H. Lipkin, Chairman of the Board, President and Chief Executive Officer;

•	Alan D. Eskow, Director, Senior Executive Vice President, Chief Financial Officer and Corporate Secretary;

•	Peter Crocitto, Director, Senior Executive Vice President and Chief Operating Officer;

•	Albert L. Engel, Executive Vice President; and

•	Robert M. Meyer, Executive Vice President

The compensation for our NEOs was determined by our Compensation and Human Resources Committee (the “Committee”). The Committee made the following significant compensation determinations related to the 2013 performance year:

•

Determined to award restricted stock with performance based vesting components, as well as time based restricted stock awards, and made such awards at levels that were higher than the awards granted for 2012 in consideration of the risk inherent in the performance based component and the competitive positioning of the Company’s restricted stock awards;

•

Approved a total 2013 compensation package consisting of base salary ($1,123,500), cash bonus ($600,000), and restricted stock awards ($1,500,000) consisting of both time based ($750,000) and performance based ($750,000 at target) awards for our Chairman, President and CEO;

•	Approved cash awards from Valley’s Executive Incentive Plan, or EIP, of 107% of the target amount for our Chairman, President and CEO and an average of 120% for our other NEOs;

•	Made cash and equity EIP awards totaling approximately $4,625,000 (at target performance based restricted stock award levels) to our five NEOs, or 52% of the total maximum EIP award of $8.9 million;

•	Determined not to raise base salaries for our NEOs for the third year in a row;

•	Took action to “freeze” Valley’s pension plan and Benefit Equalization Plan, which had the effect of reducing the NEOs’ future retirement benefits; and

•	Examined Valley’s incentive compensation policies with a view as to whether they incentivize improper risk-taking and concluded that they do not.

In making these determinations, the Committee considered the results of the 2013 “say-on-pay” vote, in which Valley’s NEO compensation package received over 81% support from shareholders who voted on the proposal. In particular, the Committee noted that shareholder support for the NEO compensation package in 2013 dropped approximately 11 percentage points from 2012 to 2013. This decline was considered when the Committee made its compensation determinations for 2013.

VALLEY’S FINANCIAL PERFORMANCE IN 2013

Valley achieved net income of $132.0 million, or $0.66 per diluted common share, compared to 2012 net income of $143.6 million, or $0.73 per diluted common share. Although Valley’s net income declined in 2013 compared to 2012, we believe that Valley’s overall financial results (including the performance highlights set forth below) were impressive and reflect the skills and dedication of our executive team despite:

•	The reduction of $41.5 million in net interest income as a result of the prolonged low interest rate environment;

•	The continuation of an extremely challenging economic environment, in the New York and New Jersey markets in which we operate, including high unemployment and a slowly recovering real estate market;

•	The loss of non-interest income due to the increase in long term mortgage rates in 2013 which caused a dramatic decline in our mortgage origination program during the past year;

•	Continued high compliance costs due to new banking regulations;

•	The difficulty generating quality loans in a difficult and competitive credit environment; and

•	The continued highly competitive nature of our New York/New Jersey market territory.

Some of our 2013 performance highlights include:

•	Our non-covered loans grew $629 million or 5.8% in 2013;

•	Our deposits increased by $55 million while at the same time our cost of deposits declined by 13.1% from 2012 levels;

•	We repaid our 7.75% trust preferred securities and issued 10 year subordinated debt at a lower cost of capital;

•	Our book value and tangible book value increased by 2.0% and 2.5%, respectively, over 2012;

•

Our non-performing securities were substantially reduced and our loan losses were only 0.28% of average total loans at December 31, 2013 and other asset quality metrics were improved compared to 2012; and

•	The effective tax rate was 26.3% in 2013 compared to 31.7% in 2012.

OUR COMPENSATION PHILOSOPHY

We believe that Valley’s executive compensation should be structured so as to balance the expectations of our shareholders, our regulators and our executives. We have adopted a compensation philosophy that seeks to achieve this balance by taking into consideration the following:

•

Making compensation awards taking into account certain financial metrics, including earnings, credit quality and loan levels, while expressing the importance of growth in these areas and recognizing the difficulty in achieving such growth;

•	Rewarding qualitative achievements by management which contribute to our operational and strategic performance but which may not be quantitatively reflected in Valley’s financial results;

•	Rewarding short-term performance while managing the risks to Valley by granting EIP awards that are subject to our hold-past termination and clawback policies;

•	Recognizing the past performance of our executives in building a strong banking franchise;

•	Making compensation awards after taking into account the executive compensation programs and practices of our peer group;

•

Incentivizing future performance by making performance based restricted stock awards dependent on growth in tangible book value and our total shareholder return relative to our peers over a three year period; and

•	Providing a mixture of short-term and long-term financial rewards to our executives.

Recently, there has been an increased emphasis by our banking regulators and others within the banking industry on risk-management. The Committee shares this concern and has previously adopted several measures intended to avoid encouraging undue risks:

•

Our “hold-past-termination” policy for all stock-based awards since April 2009 which requires a departing NEO to hold 50% of those shares for at least 18 months after termination of employment with us;

•

Our “clawback” policy that allows us to recover cash and stock incentive payments awarded after the policy’s adoption if our Committee determines that any award, made within three years prior to the Committee’s determination, was based on materially inaccurate financial statement information that resulted in a restatement of our financial statements, or on a fraudulent, willful or grossly negligent misrepresentation by the award recipient; and

•

Our extended two-year payout schedule for cash awards under our EIP, to more closely align those awards with the “risk horizon,” which is the estimated time needed to see if the risk taken has produced the intended beneficial result.

We believe that measuring executive performance must take into consideration both measurable goals and qualitative objectives. Our philosophy and our use of different compensation elements helps to incentivize management to achieve the objectives of our board and to ensure that our shareholders are protected from a compensation structure that encourages undue risk-taking and provides our executives with appropriate compensation.

We also believe that we should consider the performance and pay practices of our peer group. This review assists the Committee in determining if both our pay and our financial performance are relatively competitive. We use the KBW Regional Bank Index (KRX). See Page 37 “Peer Group Comparisons”.

When measuring executive performance, we also recognize the burden placed on management by the constant development of new bank regulatory rules and the difficult bank regulatory atmosphere. The regulatory burden imposes new responsibilities on management and increases our cost structure. The regulatory constraints which require us to avoid undue risk and mitigate risk, as well as the forthcoming increases and changes to regulatory capital, provide a difficult balance between achieving growth in loans, revenues and earnings per share while maintaining regulatory compliance.

OUR COMPENSATION PROCESS

Our Committee sets the compensation of our CEO and all our NEOs. We met six times during 2013 and early 2014 to discuss NEO compensation for 2013. At almost all meetings the Committee holds lengthy executive sessions at which our independent compensation consultant is present and provides advice, and at which no members of management are present.

The Committee has the authority to directly retain the services of independent compensation consultants and other experts to assist in fulfilling its responsibilities. The Committee engaged the services of Frederic W. Cook & Co., Inc. (FW Cook), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. FW Cook performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. While the Company uses the KRX peer group for both compensation and market price comparison purposes, FW Cook assists the Committee in defining the appropriate market of Valley’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group each year. FW Cook also assists the Committee in benchmarking our director compensation program and practices against those of our peers. The Committee assessed the independence of FW Cook and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee.

A representative of FW Cook was present and provided advice at all our meetings, including executive sessions. Pre-meetings were held with the Chairman and Vice Chairman of the Committee to establish with management the agenda for each meeting. Our compensation consultant attended the pre-meetings.

The CEO and other NEOs attended portions of the meetings. The CEO presented and discussed with the Committee his recommendations for compensation for the NEOs and the management team. The CEO did not make a recommendation to the Committee with regard to his compensation. The CEO was not present when his compensation was discussed or set by the Committee. The Committee sought input from other directors with experience in executive compensation and from outside counsel. The Committee sets executive compensation with only Committee members, consultants and outside counsel present. The Committee assessed the independence of outside counsel and concluded that no conflict of interest existed that would prevent such firm from independently advising the Committee.

This year the Committee was also advised by Buck Consultants, a Xerox company, regarding the amendments to Valley’s pension plans and Benefits Equalization Plan as discussed below. The Committee assessed the independence of Buck Consultants and concluded that no conflict of interest existed that would prevent Buck Consultants from independently advising the Committee. Buck Consultants has been retained by management for actuarial, pension plan and employee benefit advice.

OUR COMPENSATION ELEMENTS

Our compensation consists of both performance based and non-performance based awards. Performance based compensation elements are cash awards under the EIP and awards under our Long-Term Stock Incentive Plan. Non-performance based compensation elements are base salary, pension benefits and perquisites. We also provide severance and change in control benefits.

BASE SALARIES. Base salaries are determined by an evaluation of individual NEO responsibilities and compensation history. Base salaries are paid in order to fairly compensate our key executives for their day-to-day efforts in managing our business activities.

EIP AWARDS. The EIP provides for discretionary awards, payable in cash, in stock-based awards under our Long-Term Stock Incentive Plan (LTSIP), or a combination of cash and stock-based awards, from a pool equal to 5% of our net income before income taxes. Allocations of potential awards under the EIP among the NEOs from the 5% pool (discussed below) are made by the Committee within the first 90 days of each calendar year with respect to prior year performance. EIP awards are determined by an evaluation of individual NEO performance as well as their contribution to our overall performance after the year-end financial results are finalized. During this process the Committee exercises discretion to award less than the entire amount of the 5% pool as permitted by the EIP.

We make cash EIP awards to our NEOs in order to incentivize performance over the short-term (one year). Under the EIP, we pay the initial 50% portion of cash EIP awards in February, based on of the previous year’s final audited results of operations. The 50% balance is paid in eight equal quarterly installments, to allow time to evaluate the longer-term results of NEO business decisions before completing payment of cash awards.

EIP AWARDS FROM THE LONG-TERM STOCK INCENTIVE PLAN (LTSIP). A portion of the awards from our EIP consists of restricted stock awards from our Long-Term Stock Incentive Plan. The purpose of these awards is to give our NEOs a stake in our business aligned with the interests of our common shareholders and to encourage the retention of our NEOs. We believe this encourages our NEOs to improve the Company’s operating results, increase shareholder value, and pursue the long-term growth of our organization.

Restricted stock awards are determined by an evaluation of individual NEO performance and the individual’s contribution to our overall performance. Restricted stock awards are subject to our “clawback” and “hold-past-termination” policies, both described above.

Restricted stock awards are granted in late January or early February and are based in part on the prior year’s financial results.

The 2014 restricted stock awards for the first time include a performance based element. Prior to 2014, the Committee made only time based awards. The Committee requested assistance from its independent compensation consultant, FW Cook, in designing performance based awards for 2014 and based on the recommendation from FW Cook, added the performance based element. The purpose of this change is to:

•	Enhance the pay-for-performance element of Valley’s compensation program;

•	Better align compensation with increased shareholder value through the use of performance metrics related to relative total shareholder return and the percentage increase in tangible book value; and

•	Recognize the increased use of performance based awards by Valley’s peers.

After taking into consideration the recommendation of FW Cook, the Committee determined, based on the target levels of restricted stock grants, to make 50% of the restricted stock awards time based and 50% performance based. The Committee made this determination after taking into account various factors, including the desire to compensate Valley’s NEOs for past performance, the Committee’s decision to more closely align shareholder value and executive compensation, and the Committee’s goal to balance risk and reward in Valley’s executive compensation program. The Committee determined to have a 50/50 split between time based and performance based awards based on “target” performance levels. However, to incentivize management, if Valley’s performance exceeds target levels, the NEOs may realize a greater percentage of performance based shares than time based shares.

The performance measures chosen by the Committee for 2014 are (i) growth in tangible book value per share plus dividends (75% of performance shares); and (ii) total shareholder return as compared to our peer group (25% of performance shares). In calculating the growth in tangible book value, other comprehensive income is excluded (throughout this CD&A when we refer to “growth in tangible book value” we mean growth in tangible book value plus dividends and excluding other comprehensive income). In addition, the Committee has the discretion to make other adjustments to the growth in tangible book value calculation as it deems appropriate, including, without limitation, adjustments related to acquisitions. The Committee chose growth in tangible book value because it believes that this metric is a good indicator of the profitability of a commercial bank. The relative total shareholder return comparison was chosen because the Committee believes it helps focus management on the return to our shareholders compared to the return realized by the shareholders of its peers.

With respect to each performance measure, the amount of shares that would vest would be based on the Company’s actual performance against the performance measure. Each performance measure would have a Threshold amount, a Target amount and a Maximum amount.

For 2014 awards related to Valley’s 2013 performance, the performance measures are as follows:

	Threshold	Target	Maximum
Average annual growth in tangible book value	4.50%	7.00%	9.50%
Total relative shareholder return compared to peer group (KRX)	25th Percentile	50th Percentile	75th Percentile

To the extent that Valley does not achieve the Threshold with respect to one of the performance goals, no performance based restricted shares would vest based on that particular performance goal. At the Threshold, 50% of performance based Target restricted shares would vest, at the Target 100% of performance based Target restricted shares would vest, and at the Maximum 150% of performance based Target restricted shares would vest. If Valley’s performance falls between the Threshold and Target levels, or between the Target and Maximum levels, then the shares would vest based on a linear interpolation, meaning that the amount of shares that vest would be proportional to the extent to which Valley has exceeded the relevant level.

In 2013, Valley’s growth in tangible book value per share (as defined above) was 6.37% and has averaged 5.35% over the three year period ended December 31, 2013. Valley’s total relative shareholder return compared to the KRX has not been in the 25th percentile in the past three years.

Performance based awards will generally “cliff” vest after three years based on the three year cumulative performance of Valley during that time period. However, in order to account for the transition from time vested awards (which vest in equal annual installments) to performance based awards, the performance shares based on growth in tangible book value will vest equally over three years based on target amounts with a potential true up in the third year.

The restrictions on time based awards will continue to lapse at the rate of one-third per year commencing with the first anniversary of the date of grant.

NON-PERFORMANCE BASED AWARDS

PENSION BENEFITS. Until 2014, our NEOs participated in two pension plans, a tax-qualified plan and a non-tax qualified plan. The latter plan is a supplemental, non-tax qualified pension plan, known as the Benefit Equalization Plan. We provided these benefits in order to make available to the recipients an income stream that will assist in meeting post-retirement expenses. Each of these plans were “frozen” as of December 31, 2013 as described in more detail in “2013 Pension Benefits – Pension Plan” and “2013 Pension Benefits – Benefit Equalization Plan” on page 45 and 46, respectively.

PERQUISITES. We provide limited perquisites to our NEOs. We offer them the use of a company-owned automobile primarily for business use. The automobile facilitates NEO travel between our offices, to business meetings with customers and vendors and to investor presentations. NEOs may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the NEO, and we include this in the amounts of income we report to the NEO and the Internal Revenue Service.

We also support and encourage our NEOs to hold a membership in a local country club for which we pay admission costs, dues and other business related expenses. We find that the club membership is an effective means of obtaining business as it allows NEOs to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities for golf or food be paid directly by the NEO. Because the club memberships are used at our expense only for business entertainment, we do not include them as perquisites in our Summary Compensation Table.

POST COMPENSATION ELEMENTS

SEVERANCE AGREEMENTS. We have a written severance agreement with each of our NEOs. We have these severance agreements because each of them has accumulated many years of service as one of our executive officers, and we want them to continue in our service. We believe the assurance that their income will not immediately suffer if their employment were to terminate, helps retain them in our service.

CHANGE IN CONTROL AGREEMENTS. We have a written change in control agreement with each of our NEOs. Each agreement provides for a lump sum payment and other benefits if the NEO is terminated either without “Cause” or for “Good Reason” within three years following a change in control of Valley. “Cause” and “Good Reason” are terms defined in each agreement. The lump sum payment is equal to three times the highest annual combined salary and non-equity portion of any EIP award the NEO received in the three years before the change in control.

The change in control agreements with our NEOs were originally entered into prior to March 2004 and require that we make a “gross-up” payment to reimburse any NEO for excise taxes payable on the lump sum. We are aware of a mounting level of criticism of these “gross-ups” as excessive, and we have eliminated the “gross-up” provision from change in control agreements entered into since March 2004. However, we have “grandfathered” those provisions in pre-March 2004 change in control agreements and they will continue to be applicable to the NEOs who signed those agreements.

We think it appropriate to provide senior-level employees some assurance that, were we to engage in a business combination with another institution, their job-related income would not be at risk. We believe that the change in control agreements with our NEOs give us greater assurance that these key individuals will not terminate their employment with us out of concern for their financial security, after a change in control transaction is announced, or out of concern that we might be viewed as a target for one.

The terms of the severance agreements and change in control agreements are described more fully in this Proxy Statement under “Other Potential Post-Employment Payments.”

COMPENSATION DETAILS – DECISIONS

SUMMARY. The Committee believes the financial results of the Company in 2013 were solid, but fell short of the Company’s goals, largely as a result of the decline in net interest income of $41.5 million due to historically low interest rates. The Company maintained its cash dividend throughout the first three quarters of 2013, even though net income was lower compared to 2012. The Committee also noted the decline in Valley’s earnings per share in 2013 compared to 2012. Valley’s book value and tangible book value increased 2.0% and 2.5%, respectively over 2012 levels. The Committee views tangible book value as an important component in measuring Valley’s performance. The Committee also reviewed the one and three year total shareholder returns of Valley common stock relative to its peer group, which were unfavorable. The Committee recognized, however, that while financial performance affects stock price, market forces, which management does not control, also affects the stock price.

Since the financial crisis of 2008 and the decline in earnings for many financial institutions, bank investors have valued bank stocks largely based on price to tangible book value rather than on the more traditional price to earnings multiple. The Committee believes that this will likely continue until analysts and investors see a return to more traditional earnings for banks. During the most recent three and five year periods ended December 31, 2013, Valley’s price to tangible book value multiple during the last five years has been in the top 75th percentile of the 50 banking institutions in the KRX, although it declined to the 40th percentile in 2013. The Committee took into account Valley’s price to tangible book value in evaluating compensation for 2013.

Other financial metrics within the control of management include net charge-offs (NCOs) of loans to average loans, return on average tangible common equity (ROATCE) and return on average assets (ROAA). We have generally been above the median of the KRX peer group and in either the top quartile or second quartile with respect to these metrics for the last three and five years periods as shown in the charts below on page 38.

In light of these results, the Committee determined not to increase Mr. Lipkin’s base salary for 2014, to moderately increase his cash EIP award, and to substantially increase his time based and target performance based restricted stock award. In making the restricted stock awards under the EIP, the Committee considered the performance based vesting component of these shares, which may result in the forfeiture of all or a portion of these shares. Mr. Lipkin’s total compensation package for 2013, consisting of base salary, time based and target performance based restricted stock grant and cash EIP award, increased by $538,000, or 20.0%, over 2012 levels. The increase was primarily a result of the increase in restricted stock awards.

The factors that were considered by the Committee in making this determination were:

•	Mr. Lipkin guiding the Company through continued difficult times including a period of historically low interest rates and a challenging regulatory environment;

•	The increase in book value and tangible book value, which the Committee considers to be important financial metrics;

•	The Company’s continuing solid asset quality in relation to its peers; and

•

Mr. Lipkin’s restricted stock awards were higher than the awards granted for 2012 in consideration of the risk inherent in the performance based component and the competitive positioning of the Company’s restricted stock awards.

Similarly, the Company’s other NEOs received no increase in base salary but received an increase in EIP awards for 2013 performance. The Committee generally believed that it was appropriate to continue to align the compensation of the other NEOs with that of Mr. Lipkin. Accordingly, the Committee determined that total compensation for the other NEOs in 2013 would increase by an average of $176,000, or 18.4%, ranging from a high of a 22.5% increase and a low of a 9.2% increase. The majority of the increase in total compensation was related to the increase in restricted stock awards.

BASE SALARIES. For the third consecutive year, the Committee determined not to increase the base salaries for our NEOs. Our NEOs base salaries have not increased over 2011 levels. Accordingly, our NEOs will have the same base salary for four consecutive years.

EIP AWARDS. Under the EIP, Valley may pay incentive compensation to its NEOs in an aggregate amount equal to 5% of its net income before taxes for the calendar year with the exact amounts to be determined by the Committee. In March 2013, the Committee began the process of determining awards under the EIP by:

•	Identifying the NEOs as the EIP participants; and

•	Allocating a share of the EIP pool to each participant, as shown in the first column of the table on page 35.

The Committee also established (i) cash award targets for our NEOs, expressed as percentages of their respective salaries, and (ii) a range from 0% to 200% of target for the actual cash award. The Committee further determined that additional awards could be made under the EIP in the form of restricted stock. The following table shows the target cash awards for each NEO shown both as the percentage of base salary and on a numerical basis and the actual and cash EIP pool awards.

Cash Award Targets and Actual Cash Awards

Named Executive Officer	2013 Base Salary	EIP Target Cash Award as % of 2014 Base Salary	EIP Target Cash Award	EIP Cash Award Range (0% -200% of Target)	Actual Cash EIP Awards for 2013
Gerald H. Lipkin	$1,123,500	50%	$561,750	$0 - $1,123,500	$600,000
Alan D. Eskow	545,750	35%	191,013	0 - 382,025	225,000
Peter Crocitto	545,750	35%	191,013	0 - 382,025	225,000
Albert L. Engel	440,000	25%	110,000	0 - 220,000	150,000
Robert M. Meyer	465,000	25%	116,250	0 - 232,500	125,000

In January 2014, the Committee certified the amount of the 2013 pool of $8.9 million, which the Committee confirmed was 5% of 2013 net income before taxes. Based on Valley’s 2013 financial results and the 2013 goals accomplished by each NEO, the Committee granted cash awards to the NEOs. The Company’s performance was lower than management’s expectations for net income and earnings per share for the full year. However, the Company’s book value and tangible book value increased and its asset quality remained solid. As discussed in more detail above, the NEOs overcame negative factors to achieve these results, including a decline in net interest income of $41.5 million and an increase in mortgage interest rates which resulted in the substantial decline in income from the sale of residential mortgage loans. In making these decisions, the Committee also compared the NEOs’ compensation elements to that of the regressed median of the peer group (regressed to reflect Valley’s relative size), in order to ensure that their compensation is competitive with Valley’s peers. Accordingly, in light of the financial performance of our Company, attainment of personal goals, as well as a comparison of our NEO compensation to regressed median peer group compensation of the KRX, the Committee concluded that the NEOs’ cash EIP awards should be higher than the targeted amount for 2013.

The cash EIP awards represent a moderate increase in the aggregate cash EIP awards for 2013 compared to 2012. The cash EIP awards are a small portion of the NEOs’ total compensation. The amount of the increases in cash EIP awards over 2012 levels were equal to approximately 6.7% for Mr. Lipkin and ranged from 17.8% to 20.0% for the other NEOs. The Committee recognized that the NEOs had received larger cash EIP increases in 2012.

The table below shows the 2014 cash and equity EIP awards made to each NEO for 2013 performance, as compared to the maximum EIP award permitted under the EIP for 2013.

EIP Awards for 2013

Named Executive Officer	Allocation of EIP Pool	Maximum EIP Award	Cash Award Paid	Target Equity Award Paid	Total Maximum Award Paid
Gerald H. Lipkin	44%	$3,936,680	$600,000	$1,500,000	$2,475,000
Alan D. Eskow	17%	1,520,990	225,000	600,000	975,000
Peter Crocitto	17%	1,520,990	225,000	600,000	975,000
Albert L. Engel	11%	984,170	150,000	300,000	525,000
Robert M. Meyer	11%	984,170	125,000	300,000	500,000

		$8,947,000	$1,325,000	$3,300,000	$5,450,000

The aggregate maximum total EIP award paid (both cash and equity) to all NEOs was $5,450,000, or approximately 60.9% of the total maximum amount available for grant under the EIP. Mr. Lipkin received a maximum total award of $2,475,000, or approximately 62.9% of his maximum award under the EIP.

As in recent years, the Committee determined that it would make awards under the EIP for 2013 which consisted of a larger percentage of restricted stock and a smaller percentage of cash. The Committee made this determination based on its analysis that the amount of cash compensation (salary and cash EIP award) paid to its NEOs is close to, and that equity compensation paid by Valley is low in relation to, the regressed median of the KRX. In addition, as discussed above, the Committee determined that 50% of the restricted stock awards should be performance based. Because these shares have a higher risk that they will not vest (as opposed to time based awards), the Committee determined to increase the aggregate amount of restricted stock awarded.

In determining the actual cash and restricted stock awards from the EIP pool in 2013, and in evaluating NEO performance, the Committee did not take a formulaic approach, but rather based its decisions on a number of business-related criteria such as:

•	Application of quantitative and qualitative reviews of executive performance by our CEO and the Committee;

•	Valley’s operating results in 2013 and the contribution to those results by each of our NEOs;

•	Cash and equity-based awards to the NEOs should be close to NEO compensation (including base salary, EIP cash award and restricted stock award) of the regressed median of our peer group;

•	The restricted stock awards should be generally higher due to the performance based component of the awards; and

•	Our evaluation of each NEO’s management of business arising from the part of our operations for which he bears responsibility.

EIP AWARDS UNDER OUR LONG-TERM STOCK INCENTIVE PLAN (LTSIP). In January 2014, the Committee made equity-related awards to our NEOs from our long-term stock incentive plan for a portion of the awards under the EIP. These awards consisted of shares of restricted stock. As stated above, 50% of the target amount of these awards include a performance based element, and the remaining 50% are time based. In light of this change, the Committee believed it appropriate to increase the amount of restricted stock awarded to Mr. Lipkin and the other NEOs.

The table below shows the time based and target performance based restricted stock awards issued to our NEOs in 2014 from our long-term stock incentive plan. The dollar value of such awards is calculated based on the fair market value of Valley’s common stock on the date the award was granted which was $9.92 per share.

The Committee awarded an aggregate of 332,662 of time based and target restricted shares to its NEOs for 2013 with a value of $3.3 million based on the price of Valley common stock on the date of grant. The Committee determined to award Mr. Lipkin 151,210 shares of time based and target performance based restricted stock. The other NEOs received an average of 181,452 shares of time based and target performance based restricted stock. The value of those shares based on Valley’s stock price on the date of grant for Mr. Lipkin is $1.5 million and for the other NEOs is $1.8 million. The value of these awards represents an increase of 50.0% over 2012 for Mr. Lipkin, and 48.3% over 2012 for the other NEOs. For a discussion of how the Committee determined Mr. Lipkin’s and the other NEOs’ total compensation and the allocation of such compensation between annual salary, cash awards and equity compensation please see the discussion under “Base Salaries” and “EIP Awards” above.

2013 NEO Long-term Stock Incentive Plan Awards

Named Executive Officer	Restricted Stock Awarded (RSAs)	Performance Based Shares*	Time Based Shares	Value of RSA at $9.92 Per Share
Gerald H. Lipkin	151,210	75,605	75,605	$1,500,000
Alan D. Eskow	60,484	30,242	30,242	600,000
Peter Crocitto	60,484	30,242	30,242	600,000
Albert L. Engel	30,242	15,121	15,121	300,000
Robert M. Meyer	30,242	15,121	15,121	300,000

*	Performance based shares are listed at target amounts; if actual performance exceeds the target, the number of shares earned by each NEO will increase by up to 50% of the target amount.

HOLD-PAST TERMINATION, CLAWBACK, HEDGING, PLEDGING AND OTHER POLICIES

Our “hold-past termination” policy applies to all unvested NEO award shares under the EIP and the Long-Term Stock Incentive Plan the vesting of which is accelerated as the result of an NEO’s retirement. The policy requires the departing NEO to hold 50% of those shares for at least 18 months after termination of employment with us.

Under our “clawback” policy, if an award granted under the EIP or Long-Term Stock Incentive Plan is later (within three years after the grant date) found by our Committee to have been based on materially inaccurate information that resulted in a material restatement of our financial statements, or on misrepresentation by the award recipient, we have instituted a “clawback” policy that will allow recapture of the award.

Valley adopted a policy prohibiting directors, officers and employees from entering into hedging transactions or similar arrangements involving Valley’s securities. These include transactions such as equity swaps, collars, exchange funds and forward sale contracts. The Board believes that such transactions, which have the effect of mitigating the risks and rewards of ownership, may result in the interests of the owners and Valley being misaligned.

The Board has also adopted a policy prohibiting directors and officers from purchasing Valley securities on margin, borrowing against Valley securities held in a margin account, or pledging Valley securities as collateral for a loan. To the extent that any person has shares pledged, such person would be expected to unwind such transactions over time, generally, a three year period, subject to exceptions for unusual circumstances.

To better align the interests of our NEOs with those of our common shareholders, we require each NEO to own a minimum number of shares of our common stock at all times while holding executive office. The table below shows the minimum holdings required of each NEO. The minimum amounts were determined by the Committee based on the number of shares it considered appropriate in its discretion for the executive levels of our NEOs.

If an NEO is promoted and owns fewer than the minimum number of shares required for his or her new position, the Committee is authorized to fix the time by which any required increase in the NEO’s share ownership must take place. Each NEO already owns a substantial number of shares in excess of the minimums in the table below.

NEO Minimum Stock Ownership Requirements

Title (Name)	Minimum Required Common Stock Ownership*
CEO (Mr. Lipkin)	200,000
Senior EVP (Messrs. Eskow and Crocitto)	50,000
EVP (Messrs. Engel and Meyer)	25,000

*	Includes all shares each NEO is required under SEC rules to report as beneficially owned.

PEER GROUP COMPARISONS

As described elsewhere in this Compensation Discussion and Analysis, in setting compensation for our NEOs, we review total compensation, each compensation element, and Valley’s financial performance to a peer group. We use the KBW Regional Banking Index (KRX), consisting of ourselves and 49 other regional banks.

Appendix A, on page 58 lists all financial institutions in the KRX index. Peer group comparisons are used by the Committee to evaluate salaries, bonuses and equity compensation paid by the other financial institutions in our peer group. The Committee compares the salaries, equity compensation and non-equity incentive compensation we pay to our NEOs with the same compensation elements paid to executives of the peer group companies available from public data. The Committee refers to this peer group information when setting our CEO compensation and also refers to this peer group information when considering the CEO’s recommendations for NEO salaries and awards under the EIP.

We make peer group comparisons of salaries and incentive compensation (both cash awards and equity awards) so we can avoid situations in which our NEOs are substantially over- or under-compensated in comparison to our peer group. The Committee does not seek to maintain NEO compensation at any precise percentile. Rather, the peer group compensation information is used as a competitive reference point, not as a specific benchmark or to target a specific percentile of the market. Instead, the Committee reviews peer group compensation (both total compensation and individual components). For comparison purposes, the Committee refers to the size-adjusted regressed median of NEO compensation for companies in the KRX index.

The table below presents Valley’s performance relative to the KRX with respect to various financial measures over a 1-year, 3-year and 5-year period ended December 31, 2013. The Committee believes the tables reflect Valley’s above average 3-year and 5-year financial performance in most categories compared to the peer group.

The table below compares the cumulative total return on a hypothetical $100 investment made on December 31, 2008 in Valley’s common stock and the KRX index, as reported on the performance graph on page 33 of our 2013 Annual Report on Form 10-K and Appendix B to this proxy statement on page 60. The table is calculated assuming that all dividends are reinvested during the relevant periods. The table shows how a $100 investment would increase or decrease in value over time based on dividends (stock or cash) and increases or decreases in the market price of the stock.

	12/08	12/09	12/10	12/11	12/12	12/13
KBW 50 (KRX)	$100.00	$77.93	$93.84	$88.98	$100.77	$147.93
Valley	$100.00	$77.93	$87.22	$83.73	$70.32	$81.23

The above shows how Valley’s total shareholder returns and stock price is below average in comparison to its peers, although the Committee also notes the improvement in Valley’s stock performance in 2013. The Committee recognizes that management cannot control Valley’s stock price but also recognizes that stock price relates to financial performance and market expectations about that performance. Notwithstanding this performance and as discussed above, the Committee, in setting NEO compensation, has taken other factors into account. The Committee believes that the NEOs continue to weather the difficult interest rate and regulatory environment while skillfully positioning Valley for increased future performance. Accordingly, the Committee believes that its NEOs’ total direct compensation is appropriate based on Valley’s relative financial performance.

SAY-ON-PAY VOTE AND SAY-ON-PAY FREQUENCY

SHAREHOLDER SAY-ON-PAY VOTES. We asked our shareholders for an advisory vote to approve our NEO compensation program at our Annual Meetings of Shareholders in 2011, 2012 and 2013. Holders of 92.47%, 92.67% and 81.36% of shares voted to approve our NEO compensation program in 2011, 2012 and 2013, respectively. Though non-binding, we have noted the decreased support for our compensation program and have taken these voting results into account in making compensation determinations for 2013. In particular, we believe that our granting of performance based restricted stock awards will better align NEO compensation with Valley’s performance.

SHAREHOLDER SAY-ON-PAY VOTE FREQUENCY. At the 2011 Annual Meeting of Shareholders, we also asked our shareholders to approve the frequency of the Say-on-Pay vote just described. At such meeting an annual Say-on-Pay vote option was selected by holders of a plurality of shares voted. Though non-binding, we took these voting results into account, and accordingly the Company will continue to hold an annual advisory vote on executive compensation, at least until the next required Say-on-Pay Frequency vote, which will be at the Annual Meeting of Shareholders in 2017.

INCOME TAX CONSIDERATIONS

Our federal income tax deduction for non-performance based compensation paid to certain of our NEOs is limited by Section 162(m)(1) of the Internal Revenue Code (IRC) to $1 million annually. Compensation paid to any of them exceeding $1 million is non-deductible for federal income tax purposes unless “performance based,” meaning based on the executive’s achieving pre-established objective performance goals and paid under a plan pre-approved by our shareholders. At our annual shareholders meeting in 2010, the EIP was adopted, which allows the Committee to grant cash incentive compensation, stock options and restricted stock awards pursuant to that plan and which are intended to comply with the restrictions of Section 162(m). However, the Compensation Committee retains the authority to authorize payments that may not be intended to qualify as exempt performance based compensation. While a small portion of Mr. Lipkin’s salary is not deductible, we believe that all 2013 EIP awards are deductible for federal income tax purposes.

COMPENSATION COMMITTEE REPORT AND CERTIFICATION

The Compensation and Human Resources Committee (the “Committee”) has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on that review and those discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gerald Korde, Committee Chairman

Eric P. Edelstein, Vice Chairman

Andrew B. Abramson

Michael LaRusso

Barnett Rukin

Suresh L. Sani

COMPENSATION PLANS

The following table sets forth information as of December 31, 2013 with respect to equity compensation plans under which shares of our common stock may be issued.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of shares to be issued upon exercise of outstanding options*	Weighted- average exercise price on outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	2,322,593	$17.24	5,052,836
Equity compensation plans not approved by security holders	0	0	0
Total	2,322,593	$17.24	5,052,836

*	Includes 249,213 stock options assumed by Valley under the State Bancorp, Inc. Stock Option Plan (2002), restated as the State Bancorp, Inc. 2006 Equity Compensation Plan, and the Employment Agreement between State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien in connection with the Agreement and Plan of Merger, dated as of April 28, 2011, by and between Valley and State Bancorp, Inc.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation in 2013, 2012 and 2011 by our chief executive officer, chief financial officer and the three most highly paid executive officers (NEOs) for services performed in all capacities for Valley and its subsidiaries.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compen- sation(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (3)	All Other Compen- sation (4)	Total
Gerald H. Lipkin	2013	$1,123,500	$1,438,386	$600,000	$0	$105,742	$3,267,628
Chairman of the Board, President and CEO	2012	1,123,500	1,000,000	562,000	201,536	68,648	2,955,684
	2011	1,123,500	1,000,000	410,000	478,112	48,054	3,059,666

Alan D. Eskow	2013	545,750	575,356	225,000	112,434	67,253	1,525,793
Director, Senior EVP, CFO and Corporate Secretary	2012	545,750	382,000	191,000	373,348	50,802	1,542,900
	2011	545,750	390,000	114,890	331,890	42,471	1,425,001

Peter Crocitto	2013	545,750	575,356	225,000	123,724	51,221	1,521,051
Director, Senior EVP and COO	2012	545,750	382,000	191,000	879,321	41,981	2,040,052
	2011	545,750	390,000	114,890	866,210	32,897	1,949,747

Albert L. Engel	2013	440,000	287,678	150,000	81,840	51,846	1,011,364
Executive Vice President	2012	440,000	250,000	125,000	249,947	35,377	1,100,324
	2011	440,000	200,000	87,750	250,578	35,442	1,013,770

Robert M. Meyer	2013	465,000	287,678	125,000	22,929	44,003	944,610
Executive Vice President	2012	465,000	200,000	100,000	152,391	39,457	956,848
	2011	465,000	200,000	87,750	199,552	37,182	989,484

(1)

Stock awards reported in 2013 reflect the grant date fair value of the restricted stock awards granted by the Compensation Committee based on 2013 results under the EIP, which permits the Compensation Committee to determine to pay awards, in whole or in part, in the form of grants of stock-based awards under the Long-Term Stock Incentive Plan, which consists of both time based and performance based awards. The grant date fair value of time based restricted stock awards reported in this column for each of our NEOs was as follows: Mr. Lipkin, $750,000; Mr. Eskow,

$300,000; Mr. Crocitto, $300,000; Mr. Engel, $150,000; Mr. Meyer, $150,000. Restrictions on time based restricted stock awards lapse at the rate of 33% per year. Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock award agreement. Any shares earned based on achievement of the specific performance goals vests when the Compensation Committee certifies the payout level as a result of such performance achievement. The value of the performance based restricted stock awards reported in this column based on probable outcome of performance goal achievement (target) for each NEO is as follows: Mr. Lipkin, $688,386; Mr. Eskow, $275,356; Mr. Crocitto, $275,356; Mr. Engel, $137,678; Mr. Meyer, $137,678. The value of these awards on the grant date assuming maximum achievement of performance goals for each NEO is as follows: Mr. Lipkin, $1,032,580; Mr. Eskow, $413,029; Mr. Crocitto, $413,029; Mr. Engel, $206,521; Mr. Meyer, $206,521.
(2)

Non-Equity awards earned for the year ended 2013 were, or will be distributed as follows: 50% of the non-equity award in February 2014 and the remaining balance will be paid in eight equal quarterly installments, beginning April 2014 to January 2016. Non-Equity awards earned for the year ended 2012 were, or will be distributed as follows: 50% of the non-equity award in February 2013 and the remaining balance will be paid in eight equal quarterly installments, beginning April 2013 to January 2015. Non-Equity awards earned for the year ended 2011 were distributed as follows: 50% of the non-equity award in February 2012 and the remaining balance paid in eight equal quarterly installments, beginning April 2012 to January 2014.

(3)

Represents the change in the present value of pension benefits year to year, taking into account the age of each NEO, a present value factor, and interest discount factor and their remaining time until retirement. The annual change in the present value of Mr. Lipkin’s accumulated benefits as of December 31, 2013 was a net decrease of $301,302 from the present value reported as of December 31, 2012; therefore, the amount reported for 2013 is zero. This decrease is attributable to the increase in the discount rate and the deferral of benefits past his assumed retirement date.

(4)	All other compensation includes perquisites and other personal benefits paid in 2013 including automobile and driver (if applicable), accrued dividends on nonvested restricted stock, 401(k) contribution payments by Valley and group term life insurance – (see table below).

All Other Compensation (shown above) for 2013

Name	Auto (1)	Accrued Dividends & Interest Earned on Nonvested Stock Awards (2)	401(k) (3)	GTL (4)	Total
Gerald H. Lipkin	$13,808	$86,834	$5,100	$0	$105,742
Alan D. Eskow	14,270	33,466	5,038	14,479	67,253
Peter Crocitto	7,814	33,466	5,038	4,903	51,221
Albert L. Engel	14,236	19,860	5,100	12,650	51,846
Robert M. Meyer	8,124	17,367	5,100	13,412	44,003

(1)	Auto represents the portion of personal use of a company-owned vehicle by the NEO and driving services (if applicable), during 2013.
(2)	Accrued dividends and interest on non-vested restricted stock awards until such time as the vesting takes place.
(3)	The company provides up to a 2% match for the defined contribution 401(k) Plan to the NEO and all other full time employees in the plan.
(4)	GTL or Group Term Life Insurance represents the cost to the Company of life insurance benefits equal to two times salary. This benefit is provided to all full time employees.

2013 GRANTS OF PLAN-BASED AWARDS

The following table represents the grants of awards to the NEO in 2014 for 2013 performance under the Executive Incentive Plan and Long-Term Stock Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock(1)	Grant Date Fair Value of Stock Awards (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Gerald H. Lipkin	1/31/2014	$0	$600,000	$1,123,500
	1/31/2014				37,803	75,605	113,408		$688,386
	1/31/2014							75,605	750,000
Alan D. Eskow	1/31/2014	0	225,000	382,025
	1/31/2014				15,121	30,242	45,363		275,356
	1/31/2014							30,242	300,000
Peter Crocitto	1/31/2014	0	225,000	382,025
	1/31/2014				15,121	30,242	45,363		275,356
	1/31/2014							30,242	300,000
Albert L. Engel	1/31/2014	0	150,000	220,000
	1/31/2014				7,561	15,121	22,682		137,678
	1/31/2014							15,121	150,000
Robert M. Meyer	1/31/2014	0	125,000	232,500
					7,561	15,121	22,682		137,678
								15,121	150,000

(1)

As discussed in the Compensation Discussion and Analysis under the heading “EIP Awards”, on January 31, 2014 and in accordance with our EIP, the Compensation Committee established a bonus pool equal to 5% of our net income before income taxes during fiscal year 2013 and assigned a percentage share of the 2013 EIP bonus pool to each of our NEOs. The EIP permits the Compensation Committee to determine to pay earned awards, in whole or in part, in the form of cash or equity awards granted under the Long-Term Stock Incentive Plan. For 2013, the Compensation Committee determined that any cash awards that may be earned under the 2013 EIP bonus pool would be limited to a pre-established range set as a percentage of the particular NEO’s base salary. Each NEO could earn between 0% to 200% of his target cash award as reported under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” above. See table (“Cash Award Targets and Actual Cash Awards”) above for information regarding each NEO’s share of the 2013 EIP bonus pool and the salary amount used to determine the range of his potential cash awards under the 2013 EIP bonus pool. After certifying the results under the 2013 EIP bonus pool, the Compensation Committee awarded each NEO the cash amount reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2013. As discussed in the Compensation Discussion and Analysis under Long-Term Stock Incentive Plan Awards, the Compensation Committee also determined to grant each NEO an award of restricted stock out of the balance of each NEO’s portion of the 2013 EIP bonus pool that remained available for grant following the cash awards. One-half of the restricted stock awards granted to NEOs was made in the form of performance based restricted stock (reported above under “Estimated Possible Payouts Under Equity Incentive Plan Awards”) and the remaining one-half was made in the form of time based restricted stock (reported above under “All Other Stock Awards: Number of Shares of Stock”). The threshold amount reported above for the performance based restricted stock awards represents the number of shares that would be earned based on threshold achievement of both the growth in tangible book value and total shareholder return performance metrics measured over the cumulative three-year performance period without taking into account any possible early partial payout during the first two years of the performance period. See “Our Compensation Elements – EIP Awards from the Long-Term Stock Incentive Plan (LTSIP)” in our Compensation Discussion and Analysis for information regarding the terms of our performance based restricted stock awards.

(2)	See grant date fair value details under footnote (1) of the Summary Compensation Table above.

Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock award agreement. Any shares earned based on achievement of the specific performance goals vests when the Compensation Committee certifies the payout level as a result of such performance achievement. Restrictions on time based restricted stock awards lapse at the rate of 33% per year.

Dividends are credited on restricted stock at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same time based and performance based restrictions as the underlying restricted stock. These awards are made pursuant to the Valley National Bancorp 2009 Long-Term Stock Incentive Plan. Upon a “change in control,” as defined in that plan, all restrictions on shares of time based restricted stock will lapse and all restrictions on shares of performance based restricted stock at target will lapse. See the discussion of the Long-Term Stock Incentive Plan Awards under “Compensation Details” and “Performance based Compensation Elements” in the Compensation Discussion & Analysis above.

The per share grant date fair market values under ASC Topic 718 of each share of time based and performance based restricted stock (with no market condition vesting requirement) awarded on January 31, 2014 was $9.92. Performance based restricted stock with market condition vesting requirements (i.e., total shareholder return) awarded on January 31, 2014 had a $6.66 per share grant date value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table represents stock options and restricted stock awards outstanding for each NEO as of December 31, 2013. All stock options and restricted stock awards have been adjusted for stock dividends and stock splits.

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested (3)
Gerald H. Lipkin	1/31/2014					75,605	$750,000	75,605	$750,000
	1/31/2013					102,249	1,034,760
	2/7/2012					56,818	574,998
	11/15/2010	44,015	0	$11.91	11/15/2020
	2/12/2008	44,671	0	14.65	2/12/2018
	2/13/2007	46,904	0	19.36	2/13/2017
	2/15/2006	35,178	0	17.23	2/15/2016
	2/8/2005	29,551	0	18.13	2/8/2015
	2/26/2004	31,026	0	18.10	2/26/2014

Total awards (#)		231,345	0			234,672	$2,359,758	75,605	$750,000
Market value of in-the-money options ($) (3)		0	0

Alan D. Eskow	1/31/2014					30,242	$300,000	30,242	$300,000
	1/31/2013					39,059	395,277
	2/7/2012					22,159	224,249
	11/15/2010	21,170	0	$11.91	11/15/2020
	2/12/2008	21,059	0	14.65	2/12/2018
	11/13/2006	22,112	0	19.19	11/13/2016
	11/14/2005	20,401	0	17.54	11/14/2015
	11/16/2004	17,732		18.93	11/16/2014

Total awards (#)		102,474	0			91,460	$919,526	30,242	$300,000
Market value of in-the-money options ($) (3)		0	0

Peter Crocitto	1/31/2014					30,242	$300,000	30,242	$300,000
	1/31/2013					39,059	395,277
	2/7/2012					22,159	224,249
	11/15/2010	21,170	0	$11.91	11/15/2020
	2/12/2008	21,059	0	14.65	2/12/2018
	11/13/2006	22,112	0	19.19	11/13/2016
	11/14/2005	20,401	0	17.54	11/14/2015
	11/16/2004	17,732	0	18.93	11/16/2014

Total awards (#)		102,474	0			91,460	$919,526	30,242	$300,000
Market value of in-the-money options ($) (3)		0	0

Albert L. Engel	1/31/2014					15,121	$150,000	15,121	$150,000
	1/31/2013					11,364	115,004
	2/7/2012					25,562	258,687
	11/15/2010	12,471	0	$11.91	11/15/2020
	2/12/2008	21,059	0	14.65	2/12/2018
	11/13/2006	22,112	0	19.19	11/13/2016
	11/14/2005	20,404	0	17.54	11/14/2015
	11/16/2004	14,773	0	18.93	11/16/2014

Total awards (#)		90,819	0			52,047	$523,691	15,121	$150,000
Market value of in-the-money options ($) (3)		0	0

Robert M. Meyer	1/31/2014					15,121	$150,000	15,121	$150,000
	1/31/2013					20,450	206,954
	2/7/2012					11,364	115,004
	11/15/2010	13,204	0	$11.91	11/15/2020
	2/12/2008	21,059	0	14.65	2/12/2018
	11/13/2006	22,112	0	19.19	11/13/2016
	11/14/2005	20,401	0	17.54	11/14/2015
	11/16/2004	17,732	0	18.93	11/17/2014

Total awards (#)		94,508	0			46,935	$471,958	15,121	$150,000
Market value of in-the-money options ($)(3)		0	0

(1)

The stock option awards become exercisable at the rate of 33% per year, commencing with the first anniversary of the date of grant for 2010 grants and 20% per year, commencing with the first anniversary of the date of grant for 2008 grants. These awards are made pursuant to the Valley National Bancorp Long-Term Stock Incentive Plans; and will accelerate in the event of retirement (as defined), death or a change in control, as defined under the Plans.

(2)

Restrictions on time based restricted stock awards (reported above under “Number of Shares or Units of Stock That Have Not Vested”) lapse at the rate of 33% per year commencing with the first anniversary of the date of grant. Restrictions on performance based restricted stock awards (reported above under “Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested” at target) lapse based on achievement of the performance goals set forth in the performance restricted stock award agreement. Dividends are credited on restricted stock at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same time based or performance based restrictions as the underlying restricted stock. The 2014 awards represent the restricted stock granted out of the 2013 EIP bonus pool.

(3)	At per share closing market price of $10.12 as of December 31, 2013, and $9.92 for awards dated January 31, 2014 (closing stock price on the date prior to the award date).

2013 OPTION EXERCISES AND STOCK VESTED

The following table shows the restricted stock that vested by NEOs in 2013 and the value realized upon vesting.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting	Value Realized on Vesting ($)(*)
Gerald H. Lipkin	46,404	$459,387
Alan D. Eskow	19,305	191,174
Peter Crocitto	19,305	191,174
Albert L. Engel	11,264	111,600
Robert M. Meyer	11,640	115,340

*	The value realized on vesting of restricted stock awards represents the aggregate dollar amount realized upon vesting by multiplying the number of vested shares of restricted stock that vested by fair market value of the underlying shares on the vesting date.

2013 PENSION BENEFITS

PENSION PLAN. Valley maintains a non-contributory, defined benefit pension plan for all eligible employees. The annual retirement benefit under the pension plan was (i) 0.85% of the employee’s average final compensation up to the employee’s average social security wage base plus (ii) 1.15% of the employee’s average final compensation in excess of the employee’s average social security wage base, (iii) multiplied by the years of credited service (to a maximum of 35 years). Employees who were participants in the pension plan on December 31, 1988 are entitled to the higher of the foregoing or their accrued benefit as of December 31, 1988 under the terms of the plan then in effect. An employee’s “average final compensation” is the employee’s highest consecutive five-year average of the employee’s annual salary (excluding non-equity compensation, overtime pay and other special pay), i.e., the amount listed as “Salary” in the Summary Compensation Table, subject to each year’s annual compensation limit, currently $255,000 for 2013. As a result of amendments to the pension plan adopted in 2013, participants will not accrue further benefits and their pension benefits will be determined based on the compensation and service up to December 31, 2013. Plan benefits will not increase for any pay or service earned after such date.

BENEFIT EQUALIZATION PLAN. Effective January 1, 1989, Valley adopted a Benefit Equalization Plan (BEP) which provides retirement benefits in excess of the amounts payable from the pension plan for certain highly compensated officers. Benefits were determined as follows: (i) the benefit calculated under Valley pension plan formula in effect prior to January 1, 1989 and without regard to the limits on recognized compensation and maximum benefits payable from a qualified defined benefit plan, minus (ii) the individual’s pension plan benefit. In general, officers of Valley who are members of the pension plan and who receive annual compensation in excess of the compensation limits under the qualified plan are eligible to participate in the BEP. The Compensation and Human Resources Committee of the Board of Directors has the authority to determine, in its discretion, which eligible officers will participate in the BEP. Effective January 1, 1989, Mr. Lipkin became a participant in the BEP; effective January 1, 1996, Mr. Crocitto became a participant in the BEP; effective January 1, 2001, Mr. Eskow and Mr. Meyer became participants in the BEP. Effective December 13, 2004, Mr. Engel became a participant in the BEP. Four other non-NEO senior executive officers presently participate in the BEP. As a result of amendments to the BEP adopted in 2013, participants will not accrue further benefits and their benefits will be determined based on the compensation for services and years of service up to December 31, 2013. Benefits under the BEP will not increase for any pay or service earned after such date except participants may be granted three additional years of service if employment is terminated in the event of a change in control.

The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits ($)
Gerald H. Lipkin	VNB Pension Plan	35	$1,164,163
	VNB Benefit Equalization Plan	37	6,151,880
Alan D. Eskow	VNB Pension Plan	22	703,340
	VNB Benefit Equalization Plan	22	1,471,938
Peter Crocitto	VNB Pension Plan	32	1,215,195
	VNB Benefit Equalization Plan	37	3,258,485
Albert L. Engel	VNB Pension Plan	16	513,858
	VNB Benefit Equalization Plan	16	752,461
Robert M. Meyer	VNB Pension Plan	16	476,628
	VNB Benefit Equalization Plan	18	876,736

Present values of the accumulated benefits under the BEP and Pension Plan were determined as of January 1, 2014 based upon the accrued benefits under each plan as of December 31, 2013 and valued in accordance with the following principal actuarial assumptions: (i) post-retirement mortality in accordance with the RP-2000 combined mortality table projected to 2023 (RP-2000 P2023), (ii) interest at an annual effective rate of 4.89% compounded annually, (iii) retirement at the earliest age (subject to a minimum age of 55 and a maximum age equal to the greater of 65 and the participant’s age on January 1, 2014) at which unreduced benefits would be payable assuming continuation of employment and (iv) payment in the form of a single life annuity (except for Mr. Lipkin whose benefits are payable in the form of a joint and two-thirds survivor annuity).

GERALD H. LIPKIN. Pursuant to an agreement dated August 15, 2006, a minimum retirement benefit of $600,000 per year will be provided to Mr. Lipkin, so long as he survives, in the form of a joint and two-thirds survivor annuity which would pay his wife $400,000 per year in the event of Mr. Lipkin’s death; the agreement was amended, in February 2011, to provide that, should Mr. Lipkin not survive past the 10 years after retirement and should his spouse survive him, she will be entitled to receive thereafter, so long as she survives, a minimum pension of $600,000 per year through the tenth anniversary of his retirement (Minimum Annual 10 Year Spousal Survivor Benefit) and a minimum pension of $400,000 per year thereafter (Minimum Annual Post 10 Year Spousal Survivor Benefit); and, if neither Mr. Lipkin nor his spouse survives until the 10 year anniversary of his retirement, the estate of the last-surviving one of them shall be entitled to receive a lump-sum payment equal to a minimum of $600,000 multiplied by the number of years (including fractional years) from the last survivor’s death to and including the 10 year anniversary of Mr. Lipkin’s retirement (Minimum 10 Year Estate Benefit). In case of the simultaneous death of Mr. Lipkin and his wife, the provision of his will relative to that contingency shall determine which spouse is deemed to survive the other. The agreement was further amended, most recently in November 2013, to provide that, should Mr. Lipkin’s combined benefit payable from the Pension Plan and the BEP exceeds $600,000 per year, the Minimum Annual 10 Year Spousal Survivor Benefit and the Minimum 10 Year Estate Benefit will be increased to equal the benefit payable under the Pension Plan and BEP formula. The Minimum annual Post 10 Year Survival Benefit will be increased to equal two-thirds of the amount payable under the Pension Plan and BEP formula. The agreement was further amended on November 21, 2013 to (i) specify that if his actual benefits exceeded the guaranteed amounts, he, his spouse and his estate would be paid the higher amounts (ii) provide special actuarial calculations for the BEP required because Mr. Lipkin did not commence his Valley pension benefits at age 70 1/2; and (iii) include New York State as a restricted territory in the non-competition agreement.

The agreement was amended in February 2013 to specify the manner in which Mr. Lipkin’s guaranteed annuity payments specified above are to be actuarially converted into a lump sum in the event of a change in control. Mr. Lipkin elected to take his BEP benefits as a lump sum in the event of a change in control and is the only NEO to have made that election. Under the BEP, the lump sum is to be calculated using the lesser of 6% or the applicable interest rate under the Pension Plan. Under the amendment the actuarial assumptions used to convert the guaranteed annuity benefit specified above are more fully defined and instead of the BEP assumption on interest rates the amendment uses the lesser of 6% or the Pension Benefit Guaranty Corporation immediate interest rate used to determine lump sum payments for the calendar month immediately preceding the month the lump sum payments is made. Assuming the current interest rate environment, the amendment increased the lump sum benefit payable upon a change in control from what it would have been using the BEP formula. The agreement was further amended on November 21, 2013 to (i) specify an amount in excess of the guaranteed amounts if his actual benefits exceeded the guaranteed amounts (ii) provide special actuarial calculations for the BEP required because Mr. Lipkin did not commence his Valley pension benefits at age 70 1/2; and (iii) include New York State as a restricted territory in the non-competition agreement.

Except as contained in the description of the plan formulas above, the benefits listed in the tables are not subject to any deduction for social security or other offset amounts.

The present value of accumulated benefits shown above for Mr. Lipkin, who is retirement eligible, is based upon annual annuity amounts from the Pension Plan and BEP of $103,224 and $521,581, respectively, payable as joint and 66-2/3% survivor annuities and assuming immediate commencement of payments due to Mr. Lipkin’s attainment of normal retirement age.

ALAN D. ESKOW. Mr. Eskow, who is retirement eligible, is based upon annual annuity amounts from the Pension Plan and BEP of $58,890 and $123,244; respectively, payable as single life annuities and assuming immediate commencement of payments due to Mr. Eskow’s attainment of normal retirement age.

PETER CROCITTO. The present value of accumulated benefits shown above for Mr. Crocitto is based upon annual annuity amounts from the Pension Plan and BEP of $83,582 and $224,121, respectively, payable as single life annuities. Mr. Crocitto is currently eligible for early retirement with unreduced benefits.

ALBERT L. ENGEL. Mr. Engel, who is retirement eligible, is based upon annual annuity amounts from the Pension Plan and BEP of $42,829 and $62,716, respectively, payable as single life annuities and assuming immediate commencement of payments due to Mr. Engel’s attainment of normal retirement age.

Robert M. Meyer. Mr. Meyer, who is retirement eligible, is based upon annual annuity amounts from the Pension Plan and BEP of $43,085 and $79,253, respectively, payable as single life annuities and assuming immediate commencement of payments due to Mr. Meyer’s attainment of normal retirement age.

EARLY RETIREMENT BENEFITS. A NEO’s accrued benefits under the Bank’s Pension Plan and BEP are payable at age 65, the individual’s normal retirement age. If an executive terminates employment after both attainment of age 55 and completion of 10 years of service, he is eligible for early retirement. Upon early retirement, an executive may elect to receive his accrued benefit unreduced at age 65 or, alternatively, to receive a reduced benefit commencing on the first day of any month following termination of employment and prior to age 65. The amount of reduction is 0.5% for each of the first 60 months and 0.25% for each of the next 60 months that benefits commence prior to the executive’s normal retirement date (resulting in a 45% reduction at age 55, the earliest retirement age under the plans). However, there is no reduction for early retirement prior to the normal retirement date if the sum of the executive’s age and years of credited service at the benefit commencement date equals or exceeds 80. The only NEO who is currently eligible for unreduced early retirement is Mr. Crocitto.

LATE RETIREMENT BENEFITS. Effective December 31, 2013, the BEP was amended to specify the manner in which actuarial increases would be applied to benefits for executives postponing retirement beyond the April 1st of the year in which he reaches age 70 1/2. The only NEO who has currently postponed retirement beyond the April 1st of the year in which he reached age 70 1/2 is Mr. Lipkin.

2014 SAVINGS AND INVESTMENT PLAN CHANGES. Effective January 1, 2014, Valley will increase benefits under the Bank’s 401(k) plan in an effort to offset a portion of the employee benefits no longer accruing under the qualified pension plan after December 31, 2013. At such date, Valley’s contributions will be increased to a dollar-for dollar matching contribution of up to six percent of eligible compensation contributed by an employee each pay period.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS. Valley and the Bank entered into an amended severance agreements and change in control agreements, each dated as of January 22, 2008, with the NEOs. The following discussion describes the agreements in place as of December 31, 2013, which form the basis of the tabular presentation that follows.

SEVERANCE AGREEMENT PROVISIONS. In the event of termination of employment without cause, the severance agreements with the NEOs provide for a lump sum payment equal to twelve months of base salary as in effect on the date of termination, plus a fraction of the NEO’s most recent annual Executive Incentive Plan award. That fraction is equal to (a) the number of months which have elapsed in the current calendar year divided by (b) 12. For the purpose of the severance agreements, “cause” means willful and continued failure to perform employment duties after written notice specifying the failure, willful misconduct causing material injury to us that continues after written notice specifying the misconduct, and a criminal conviction (other than a traffic violation), drug abuse or, after a written warning, alcohol abuse or excessive absence for reasons other than illness, except in the case of Mr. Lipkin, whose severance agreement defines “cause” as gross misconduct in connection with our business or otherwise. None of the NEOs would receive severance (the salary component or the non-equity incentive award component) as a result of his death, retirement, resignation or termination of employment with cause, except in the case of Mr. Lipkin, as discussed under “2013 Pension Benefits” above. No lump sum severance payment is made under the severance agreements if the NEO receives severance under a change in control agreement (described below).

Mr. Lipkin’s severance agreement contains the provision, discussed under “Pension Benefits” above, for a minimum retirement annuity benefit under our tax qualified pension plan and the BEP and a formula to calculate the actuarially equivalent lump sum payment which Mr. Lipkin elected to receive under the BEP following a change in control.

Also, under the severance agreements with the NEOs, we provide the NEOs with a lump sum cash payment in place of medical benefits. The payment is 125% of total monthly premium payments under COBRA reduced by the amount of the employee contribution normally made for the health-related benefits they were receiving at termination of employment, multiplied by 36. COBRA provides temporary continuation of health coverage at group rates after termination of employment. Except in the case of Mr. Lipkin, this cash payment is due upon the termination of the NEO (i) by the Bank other than for cause, or (ii) upon his death or disability, for Mr. Lipkin, the cash payment in place of benefits is due upon his termination of employment for any reason.

Under the severance agreements with the NEOs, we also provide the NEOs with a lump sum life insurance benefit equal to 125% of our share of the premium for three years of coverage, based on the coverage and rates in effect on the date of termination.

Each NEO is required to keep confidential all confidential information that he obtained in the course of his employment with us. Each NEO is also restricted from competing with us during the term of his employment with us and for one year after termination of his employment with us, except in the case of Mr. Lipkin, who is restricted from competing with us during the term of his employment with us and for two years after termination of his employment with us.

CHANGE IN CONTROL (CIC) AGREEMENT PROVISIONS. If a NEO is terminated without cause or resigns for good reason following a CIC during the contract period (which is defined as the period beginning on the day prior to the CIC and ending on the earlier of (i) the third anniversary of the CIC or (ii) the NEO’s death), the NEO would receive three times the highest annual salary and non-equity incentive received in the three years prior to the change in control. The NEOs would also receive medical and life insurance identical to the benefits described above under “Severance Agreement Provisions.”

Payments under the CIC Agreements are triggered by a “change in control” followed by another triggering event. The events defined in the agreements as changes of control are:

•

Outsider stock accumulation. We learn, or one of our subsidiaries learns, that a person or business entity has acquired 25% or more of Valley’s common stock, and that person or entity is neither our “affiliate” (meaning someone who is controlled by, or under common control with, Valley) nor one of our employee benefit plans;

•

Outsider tender/exchange offer. The first purchase of our common stock is made under a tender offer or exchange offer by a person or entity that is neither our “affiliate” nor one of our employee benefit plans;

•

Outsider subsidiary stock accumulation. The sale of our common stock to a person or entity that is neither our “affiliate” nor one of our employee benefit plans that results in the person or entity owning more than 50% of the Bank’s common stock;

•

Business combination transaction. We complete a merger or consolidation with another company, or we become another company’s subsidiary (meaning that the other company owns at least 50% of our common stock), unless, after the happening of either event, 60% or more of the directors of the merged company, or of our new parent company, are people who were serving as our directors on the day before the first public announcement about the event;

•	Asset sale. We sell or otherwise dispose of all or substantially all of our assets or the Bank’s assets;

•	Dissolution/Liquidation. We adopt a plan of dissolution or liquidation; and

•

Board turnover. We experience a substantial and rapid turnover in the membership of our Board of Directors. This means changes in board membership occurring within any period of two consecutive years that result in 40% or more of our board members not being “continuing directors.” A “continuing director” is a board member who was serving as a director at the beginning of the two-year period, or one who was nominated or elected by the vote of at least 2/3 of the “continuing directors” who were serving at the time of his/her nomination or election.

The second triggering event is the NEO leaving our employment under the following two conditions: First, the NEO must have left before the end of the “contract period” which, under the CIC Agreement, begins the day before the change in control and continues through the third anniversary of the change in control. Second, the NEO must have left either because we (or any successor) terminated him without “cause,” or he voluntarily quit for “good reason.”

“Cause” for termination of an NEO’s employment under the CIC Agreements means his failure to perform employment duties, misconduct in office, a criminal conviction, drug or alcohol abuse or excessive absence. “Good reason” for a NEO’s voluntary termination of employment under the CIC Agreements means any of the following actions by us or our successor:

•	We change the NEO’s employment duties to include duties not in keeping with his position within Valley or the Bank prior to the change in control;

•	We demote the NEO or reduce his authority;

•	We reduce the NEO’s annual base compensation;

•

We terminate the NEO’s participation in any non-equity incentive plan in which the NEO participated before the change in control, or we terminate any employee benefit plan in which the NEO participated before the change in control without providing another plan that confers benefits similar to the terminated plan;

•	We relocate the NEO to a new employment location that is outside of New Jersey or more than 25 miles away from his former location;

•	We fail to get the person or entity who took control of Valley to assume our obligations under the NEO’s CIC Agreement; and

•	We terminate the NEO’s employment before the end of the “contract period,” without complying with all the provisions in the NEO’s CIC Agreement.

PARACHUTE PAYMENT REIMBURSEMENT. All NEOs are entitled to a “Parachute Penalty” tax gross-up payment in the case that certain payments resulting from a termination following a change in control exceed the threshold limit set forth in Section 280G of the Internal Revenue Code.

PENSION PLAN PAYMENTS. The present value of the benefits to be paid to each NEO following termination of employment over his estimated lifetime is set forth in the table below. All NEOs receive three years additional service under the BEP upon termination as a result of a change in control due to dismissal without cause or resignation for good reason. Present values of the BEP and pension plan were determined as of January 1, 2014 based on post-retirement mortality in accordance with the RP-2000 combined mortality table projected to 2022 and interest at an annual effective rate of 4.89% compounded annually for the pension plan and 3.99% compounded annually for the BEP.

EQUITY AWARD ACCELERATION. In the event of a change in control or termination of employment as a result of death, all restrictions on an NEO’s equity awards will immediately lapse (for performance based restricted stock, all restrictions will lapse with respect to the target amount of shares). In the case of retirement, all restrictions will lapse on outstanding time based restricted stock awards, and performance based restricted stock awards will remain outstanding and vest in accordance with the original vesting schedule based on actual performance. For awards made under the 2009 LTSIP, a minimum of 50% of any accelerated equity award must be retained by the NEO for a period of 18 months or in some cases 24 months. Upon termination of employment for any other reason (other than termination due to disability which may be treated differently), NEOs will forfeit all shares whose restrictions have not lapsed.

SEVERANCE BENEFITS TABLE. The table set forth below illustrates the severance amounts and benefits that would be paid to each of the NEOs, if he had terminated employment with the Bank on December 31, 2013, the last business day of the most recently completed fiscal year, under each of the following retirement or termination circumstances: (i) death; (ii) dismissal for cause; (iii) retirement or resignation; (iv) dismissal without cause; and (v) dismissal without cause or resignation for good reason following a change in control of Valley on December 31, 2013. These payments are considered estimates as of specific dates as they contain some assumptions regarding stock, price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal Without Cause	Dismissal without Cause or Resignation for Good Reason (Following a Change in Control)
Mr. Lipkin
Amounts payable in full on indicated date of termination:
Severance – Salary component*	$1,123,500	$0	$0	$1,123,500	$3,370,500
Severance – Non-equity incentive*	0	0	0	0	1,800,000
Restricted stock awards**	1,609,758	0	1,609,758	0	1,609,758
Stock options	0	0	0	0	0
Welfare benefits continuation	36,624	36,624	36,624	36,624	33,801
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	3,973,092

Sub Total	2,769,882	36,624	1,646,382	1,160,124	10,787,151
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	6,596,495	6,596,495	6,596,495	6,596,495	8,820,459
Pension plan	1,248,836	1,248,836	1,248,836	1,248,836	1,248,836

Total	$10,615,213	$7,881,955	$9,491,713	$9,005,455	$20,856,446

Mr. Eskow
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$0	$545,750	$1,637,250
Severance – Non-equity incentive	0	0	0	0	675,000
Restricted stock awards**	619,526	0	619,526	0	619,526
Stock options	0	0	0	0	0
Welfare benefits continuation	25,092	0	0	25,092	25,092
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	1,336,259

Sub Total	644,618	0	619,526	570,842	4,293,127
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	1,589,674	1,589,674	1,589,674	1,589,674	1,910,023
Pension plan	759,598	759,598	759,598	759,598	759,598

Total	$2,993,890	$2,349,272	$2,968,798	$2,920,114	$6,962,748

Mr. Crocitto
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$0	$545,750	$1,637,250
Severance – Non-equity incentive	0	0	0	0	675,000
Restricted stock awards**	619,526	0	619,526	0	619,526
Stock options	0	0	0	0	0
Welfare benefits continuation	58,503	0	0	58,503	58,503
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	1,413,479

Sub Total	678,029	0	619,526	604,253	4,403,758
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	3,588,914	3,588,914	3,588,914	3,588,914	3,988,429
Pension plan	1,338,422	1,338,422	1,338,422	1,338,422	1,338,422

Total	$5,605,365	$4,927,336	$5,546,862	$5,531,589	$9,730,609

Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal Without Cause	Dismissal without Cause or Resignation for Good Reason (Following a Change in Control)
Mr. Engel
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$0	$440,000	$1,320,000
Severance – Non-equity incentive	0	0	0	0	450,000
Restricted stock awards	373,691	0	373,691	0	373,691
Stock options	0	0	0	0	0
Welfare benefits continuation	41,458	0	0	41,458	41,458
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	1,018,444

Sub Total	415,149	0	373,691	481,458	3,203,593
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	812,957	812,957	812,957	812,957	1,069,485
Pension plan	555,171	555,171	555,171	555,171	555,171

Total	$1,783,277	$1,368,128	$1,741,819	$1,849,586	$4,828,249

Mr. Meyer
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$0	$465,000	$1,395,000
Severance – Non-equity incentive	0	0	0	0	375,000
Restricted stock awards**	321,958	0	321,958	0	321,958
Stock options	0	0	0	0	0
Welfare benefits continuation	8,579	0	0	8,579	8,579
“Parachute Penalty” Tax gross-up	NA	NA	NA	NA	955,555

Sub Total	330,537	0	321,958	473,579	3,056,092
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	940,984	940,984	940,984	940,984	1,183,078
Pension plan	511,555	511,555	511,555	511,555	511,555

Total	$1,783,076	$1,452,539	$1,774,497	$1,926,118	$4,750,725

N/A	– Not applicable (a parachute penalty tax gross up is payable only upon a CIC).
*	Upon death, 12 months salary, offset by qualified and non-qualified retirement benefits payable in 12 months following death.
**	Amounts shown as restricted stock awards are fully vested under the retirement eligibility provisions of the 2009 Long-Term Stock Incentive Plan, and accelerated vesting would not be triggered by a CIC. These amounts are being shown because the hypothetical CIC scenario required under SEC regulations would trigger the termination resulting in the executive being able to monetize the values.

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

The members of the Compensation and Human Resources Committee are Messrs. Gerald Korde, Andrew B. Abramson, Eric P. Edelstein, Michael L. LaRusso, Barnett Rukin and Suresh L. Sani. All of the members of the Compensation and Human Resources Committee, or their affiliates, have engaged in loan transactions with the Bank, as discussed below, in “Certain Transactions with Management”. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of our Compensation and Human Resources Committee.

CERTAIN TRANSACTIONS WITH MANAGEMENT

POLICY AND PROCEDURES FOR REVIEW, APPROVAL OR RATIFICATION OF RELATED PERSON TRANSACTIONS. Our related person transaction practices and policies between Valley or any of its subsidiaries and an executive officer, director or an immediate family member are currently governed by the company’s Code of Conduct and Ethics (Code of Conduct). The Code of Conduct is available under our website and can be viewed at www.valleynationalbank.com/charters. In the ordinary course of business, directors (or their immediate family members or a business in which the director or his or her immediate family member is a partner, director, shareholder or executive officer) may provide services to Valley or to customers of the Bank. We require our directors and executive officers to complete a questionnaire, annually, to provide information specific to related party transactions.

Once we become aware of a proposed or a recurring transaction with a related party, it is referred to the CEO or CFO for consideration to determine whether the related party transaction should be allowed; whether it poses a conflict of interest; or whether it should be terminated or modified. A transaction shall be consummated or shall continue only if the Audit Committee approves, or ratifies after the fact, the transaction in accordance with the guidelines set forth under the policy and if the transaction is on substantially the same terms to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction is approved by the disinterested members of the Board of Directors; or, a transaction involving compensation, is approved by Valley’s Compensation and Human Resources Committee. Any material related person transaction will be disclosed to the full Board of Directors.

TRANSACTIONS. The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans (i) were made in the ordinary course of business, (ii) were made on the same terms, including interest rates and collateral, as those available to other persons not related to Valley, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

During 2013, Valley and its customers made payments to entities with which at least one director is affiliated; except as indicated, the payments were less than 5% of the entity’s gross revenue. Each of the following payments were approved by the Audit Committee and the Board during 2013, as required under our Code of Conduct.

•

During 2013, Valley and its borrowers made payments totaling $349,287 (more than 5% of the entity’s gross revenue) for legal services to a law firm in which director Graham O. Jones is the sole equity partner.

The $349,287 total represented approximately 28% of gross income of Jones & Jones in 2013.

The fees paid by Valley and its borrowers to Jones & Jones are for loan closings or collection proceedings. There is no similarity between the legal services of Jones & Jones provided to Valley or its borrowers and the services provided by Graham O. Jones to Valley as director.

With respect to the computation of the legal fees, those fees are substantially the same as those prevailing for other professionals with the same level of experience. With respect to loan closings, Valley sets the fees to be paid by a borrower when Jones & Jones acts as its review counsel in commercial real estate loan transactions which fees are subject to the approval of the borrower. In collection actions, this fee must be reasonable. Valley currently maintains relationships with 135 legal firms used for loan closings and loan collection efforts and Jones and Jones’ fees are comparable.

•

During 2013, Valley made payments totaling $90,000 (more than 5% of the entity’s gross revenue) for fees pursuant to a long-standing consulting agreement with MG Advisors, Inc. MG Advisors is 100% owned by Michael Guilfoile, the spouse of Mary Guilfoile.

In 2013, the $90,000 payment represented approximately 13% of MG Advisors, Inc.’s gross revenues. This income from MG Advisors is not material to the overall financial position of Mr. Guilfoile or Ms. Guilfoile.

These fees paid are considered comparable, and probably lower than other professional fees which are available to Valley. Mr. Guilfoile’s 36 years of consulting and investment banking experience in the financial services sector and his knowledge of Valley through his over 27 year association with the Company is the basis for the Board’s belief that it would be difficult to obtain as high a level of expertise as Mr. Guilfoile relative to the fees charged by his firm.

The fees paid by Valley to MG Advisors for the monthly service retainer of MG Advisors’ President, Michael Guilfoile, who is available to all senior management and the board of directors on consulting or advisory matters to the Bank for strategic advisory matters, merger and acquisition prospective items, and other financial transactions related to the Bank’s activities. Mary Guilfoile, the spouse of Mr. Guilfoile, does not provide any advice to Valley through MG Advisors. Michael Guilfoile has been an advisor to Valley since 1984 and MG Advisors commenced its relationship with Valley in 1993, its year of origin. Ms Guilfoile joined the Valley Board in 2003 after serving in various full time positions in the financial services industry, most recently as Treasurer of JP Morgan Chase. There is no similarity between the advisory services of MG Advisors provided to Valley and the services provided by Ms. Guilfoile to Valley as director. Mr. Guilfoile does not discuss or separately share his advice concerning Valley with his spouse in any context except Valley Board meetings.

•

In 2001, Valley National Bank purchased $150 million of bank-owned life insurance (BOLI) from a nationally known life insurance company after a lengthy competitive selection process and substantial negotiations over policy costs and terms. The amount of the premiums and the terms of the policies are substantially the same as those prevailing for comparable policies with insurance companies and brokers not related to Valley. During 2007, the Bank purchased $75 million of additional BOLI from the same life insurance company. This purchase was also completed after a competitive selection process with other vendors. The son-in-law of Mr. Lipkin is a licensed insurance broker who introduced us to the program offered by this nationally recognized life insurance company. Mr. Lipkin’s son-in-law was introduced to an insurance broker for the life insurance company sometime in 2000 or 2001 by a mutual friend. The son-in-law introduced the broker to Valley National Bank and provided assistance during the BOLI proposal and selection process. Additionally, as is customary among brokers who introduce a client to another broker, Mr. Lipkin’s son-in-law would receive future commissions (with a percentage dollar amount and time period for payment which are each typical for such referral services) for the life of the policy if the life insurance company was chosen.

Mr. Lipkin was not involved with the selection and the decision-making process for the BOLI purchased by Valley. The commission payments were approved by the Audit Committee of the Board each applicable calendar year.

In 2013, Mr. Lipkin’s son-in-law received $33,970 in insurance commissions relating to the Bank’s BOLI purchases, pursuant to an arrangement he entered into with the insurance broker associated with the insurance company. The aggregate amount of commissions paid to date (from 2001 to 2013) to the son-in-law totaled approximately $685,000 and the anticipated aggregate amount of commissions he will receive over the next 15 years is approximately $300,000 (the compensation was structured as a declining revenue stream; for example, he would earn approximately $11,000 in year 2028).

•

During 2013, Valley made lease payments of $413,848 to Anjo Realty, LLC in 2013. Mr. Soldoveri owns 25% of the limited liability company interests of Anjo Realty LLC and his father owns 26%. Anjo Realty LLC is the landlord for Valley’s branch and offices in Totowa, New Jersey. This amount represented 21% of the gross income of Anjo Realty, LLC in 2013. Valley’s Board has determined that the terms of the lease were no less favorable to the Bank than terms that could have been obtained from an unaffiliated third party.

•

In connection with the merger of State Bancorp into Valley, effective January 1, 2012, Valley assumed the lease for a branch in Westbury, New York. The lease provides for fixed rental payments of approximately $190,000 per year with no additional rent, such as real estate taxes, insurance and parking lot maintenance. The lease may be terminated at any time by the landlord upon not less than 130 days written notice and the Bank would pay a termination fee if the lease is terminated between October 31, 2010 and November 1, 2014, on a declining scale from $50,000 to $0. The landlord, Westbury Plaza Associates, L.P., is a limited partnership which is beneficially owned and controlled by the Estate of Mr. Wilks’ father-in-law and beneficially owned by both the Estate of Mr. Wilks’ father-in-law and a trust for the benefit of Mr. Wilks’ spouse. Valley’s rental payment in 2013 represented approximately 9% of the gross revenue of Westbury Plaza Associates, L.P. in 2013.

Valley’s Board has determined that the terms of the lease were no less favorable to the Bank than terms that could have been obtained from an unaffiliated third party. This transaction was approved by the Audit Committee of the Board, as required under our Code of Conduct.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and NYSE by certain deadlines. Based on information provided by our directors and executive officers (we have no 10% beneficial owners), the following executive officers, Messrs. Stephen Davey and John Noonan, each failed to file a Form 4 on a timely basis due to administrative processing of stock awards. We believe all our other directors and executive officers complied with their Section 16(a) reporting requirements in 2013.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus any substantive proposal, including shareholder proposals, must be referred to in our Notice of Annual Meeting of Shareholders in order for the proposal to be properly considered at a meeting of Valley.

Proposals of shareholders which are eligible under the rules of the SEC to be included in our year 2015 proxy material must be received by the Corporate Secretary of Valley National Bancorp no later than November 11, 2014. No other matters may be brought up at the annual meeting unless they appear in the Notice of Meeting.

If we change our 2015 annual meeting date to a date more than 30 days from the date of its 2014 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before we begin to print and mail our proxy materials. If we change the date of our 2014 annual meeting in a manner that alters the deadline, we will so state under Part II—Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify our shareholders by another reasonable method.

Pursuant to our By-laws, in order for a shareholder to nominate a person for election to the Board of Directors at the 2015 annual meeting, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our Wayne, New Jersey office no earlier than December 10, 2014 and no later than January 9, 2015. In the event that our 2015 annual meeting is held more than 20 days before or more than 60 days after the anniversary of this year’s meeting date, the notice must be received no earlier than 120 days before the date of the 2014 annual meeting and no later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice must contain the information required by our By-laws.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to sign the enclosed proxy and return it in the enclosed envelope or vote by telephone or internet. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors,

Alan D. Eskow

Corporate Secretary

Wayne, New Jersey

March 11, 2014

A copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2013 filed with the Securities and Exchange Commission will be furnished to any shareholder upon written request addressed to Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Our Annual Report on Form 10-K (without exhibits) is also available on our website at the following link: http://www.valleynationalbank.com/filings.html

APPENDIX A

VALLEY NATIONAL BANCORP

KBW50 Regional Banking Index (KRX)

Peer Group 2013 Size Comparisons

Company	Ticker	Net Income (in thous.)	Total Revenue (in thous.)	Total Assets (in thous.)	Market Capitalization (in mil.)
Associated Banc-Corp	ASBC	$188,692	$958,642	$24,226,920	$2,856
BancorpSouth, Inc.	BXS	94,115	674,015	13,029,733	2,421.6
Bank of Hawaii Corporation	BOH	150,502	545,130	14,084,280	2,631.2
BOK Financial Corporation	BOKF	318,931	1,288,949	27,015,432	4,564.8
Boston Private Financial Holdings, Inc.	BPFH	74,483	310,372	6,437,109	1,007.6
Brookline Bancorp, Inc.	BRKL	37,173	190,043	5,325,106	674.0
Cathay General Bancorp	CATY	123,735	385,003	10,989,747	2,127.4
City Holding Company	CHCO	48,667	183,244	3,368,238	729.7
City National Corporation	CYN	232,516	1,178,884	29,717,951	4,292.5
Columbia Banking System, Inc.	COLB	60,016	317,795	7,161,582	1,409.3
Community Bank System, Inc.	CBU	78,829	340,274	7,095,864	1,604.3
CVB Financial Corp.	CVBF	95,608	238,422	6,664,967	1,798.7
East West Bancorp, Inc.	EWBC	295,045	863,725	24,730,068	4,813.0
F.N.B. Corporation	FNB	117,804	531,820	13,563,405	2,006.2
First Commonwealth Financial Corporation	FCF	41,482	244,814	6,214,861	840.1
First Financial Bancorp.	FFBC	48,349	301,967	6,417,213	1,002.7
First Financial Bankshares, Inc.	FFIN	78,868	234,485	5,222,208	2,115.0
First Horizon National Corporation	FHN	40,809	1,221,951	23,792,576	2,753.7
First Midwest Bancorp, Inc.	FMBI	79,306	401,015	8,253,407	1,316.0
First Republic Bank	FRC	462,070	1,468,525	42,112,763	6,950.4
FirstMerit Corporation	FMER	183,684	981,128	23,909,027	3,669.2
Fulton Financial Corporation	FULT	161,840	714,858	16,934,634	2,520.9
Glacier Bancorp, Inc.	GBCI	95,644	324,765	7,884,350	2,215.6
Hancock Holding Company	HBHC	163,356	926,874	19,009,251	3,016.5
IBERIABANK Corporation	IBKC	65,103	559,202	13,365,550	1,872.1
MB Financial, Inc.	MBFI	98,641	426,730	9,641,427	1,762.2
National Penn Bancshares, Inc.	NPBC	53,387	350,129	8,582,213	1,651.9
Old National Bancorp	ONB	100,920	502,182	9,581,744	1,534.8
PacWest Bancorp	PACW	45,115	301,957	6,533,363	1,934.6
Park National Corporation	PRK	77,227	294,372	6,638,347	1,311.1
Pinnacle Financial Partners, Inc.	PNFP	57,726	223,003	5,563,776	1,145.8
PrivateBancorp, Inc.	PVTB	122,949	535,053	14,085,746	2,248.1
Prosperity Bancshares, Inc.	PB	221,398	594,789	18,642,028	4,186.8
Provident Financial Services, Inc.	PFS	70,534	260,163	7,487,328	1,157.6
S&T Bancorp, Inc.	STBA	50,539	190,720	4,533,190	752.7
Signature Bank	SBNY	228,744	680,354	22,376,663	5,080.2
Susquehanna Bancshares, Inc.	SUSQ	173,679	769,669	18,473,489	2,405.7
SVB Financial Group	SIVB	546,119	1,370,550	26,417,189	4,802.6
Synovus Financial Corp.	SNV	159,383	1,063,763	26,201,604	3,500.5
TCF Financial Corporation	TCB	158,700	1,206,682	18,379,840	2,683.2
Texas Capital Bancshares, Inc.	TCBI	121,051	463,537	11,714,691	2,552.5
Trustmark Corporation	TRMK	117,060	562,346	11,790,383	1,808.3
UMB Financial Corporation	UMBF	133,965	825,102	16,911,852	2,906.8

Company	Ticker	Net Income (in thous.)	Total Revenue (in thous.)	Total Assets (in thous.)	Market Capitalization (in mil.)
Umpqua Holdings Corporation	UMPQ	98,361	526,406	11,636,112	2,143.2
United Bankshares, Inc.	UBSI	85,628	337,669	8,735,324	1,586.0
Washington Federal, Inc.	WAFD	151,505	402,065	13,082,859	2,119.4
Webster Financial Corporation	WBS	179,549	787,778	20,852,999	2,817.6
Westamerica Bancorporation	WABC	67,177	206,736	4,847,055	1,496.8
Wintrust Financial Corporation	WTFC	137,210	773,024	18,097,783	2,126.9
Valley National Bancorp	VLY	$131,961	$576,373	$16,156,541	$2,019.9

APPENDIX B

Performance Graph

The following graph compares the cumulative total return on a hypothetical $100 investment made on December 31, 2008 in: (a) Valley’s common stock; (b) the Standard and Poor’s (S&P) 500 Stock Index; and (c) the Keefe, Bruyette & Woods’ KBW50 Bank Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time based on dividends (stock or cash) and increases or decreases in the market price of the stock.

ADMISSION TICKET

You may attend the meeting only if you own shares of common stock at the close of business on February 14, 2014. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting and allow ample time for the admission process.

0                    ¢

VALLEY NATIONAL BANCORP

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, APRIL 9, 2014

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ANDREW B. ABRAMSON, ERIC P. EDELSTEIN and GERALD KORDE and each of them, as Proxy, each with full power of substitution, to vote all of the stock of VALLEY NATIONAL BANCORP standing in the undersigned’s name at the Annual Meeting of Shareholders of VALLEY NATIONAL BANCORP, to be held at the Teaneck Marriott at Glen Pointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, on Wednesday, April 9, 2014 at 9:00 a.m., local time, and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted FOR the election of all nominees for director listed on this proxy; and FOR proposals 2 and 3. Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually.

(Continued and to be signed on the reverse side.)

¢	14475 ¢

ANNUAL MEETING OF SHAREHOLDERS OF

VALLEY NATIONAL BANCORP

April 9, 2014

Important Notice Regarding The Availability Of Proxy Materials For The Shareholder Meeting To Be Held On Wednesday, April 9, 2014.

The Proxy Statement and the Annual Report are available at the following weblink:

http://www.valleynationalbank.com/filings.html

ADMISSION TICKET

You may attend the meeting only if you own shares of common stock at the close of business on February 14, 2014. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting and allow ample time for the admission process.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF 17 DIRECTORS:		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1a	Andrew B. Abramson	☐	☐	☐	1j	Gerald Korde	☐	☐	☐
1b	Peter J. Baum	☐	☐	☐	1k	Michael L. LaRusso	☐	☐	☐
1c	Pamela R. Bronander	☐	☐	☐	1l	Marc J. Lenner	☐	☐	☐
1d	Peter Crocitto	☐	☐	☐	1m	Gerald H. Lipkin	☐	☐	☐
1e	Eric P. Edelstein	☐	☐	☐	1n	Barnett Rukin	☐	☐	☐
1f	Alan D. Eskow	☐	☐	☐	1o	Suresh L. Sani	☐	☐	☐
1g	Mary J. Steele Guilfoile	☐	☐	☐	1p	Robert C. Soldoveri	☐	☐	☐
1h	Graham O. Jones	☐	☐	☐	1q	Jeffrey S. Wilks	☐	☐	☐
1i	Walter H. Jones, III	☐	☐	☐	2.	AN ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	☐	☐	☐

					3.	TO RATIFY THE APPOINTMENT OF KPMG LLP AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014	☐	☐	☐

PLEASE SIGN, DATE AND RETURN PROMPTLY

						MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF SHAREHOLDERS OF

VALLEY NATIONAL BANCORP

April 9, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON WEDNESDAY, APRIL 9, 2014. The Proxy Statement and the Annual Report are available at the following weblink: http://www.valleynationalbank.com/filings.html

i    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.    i

¢

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. ELECTION OF 17 DIRECTORS:		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1a	Andrew B. Abramson	☐	☐	☐	1j	Gerald Korde	☐	☐	☐
1b	Peter J. Baum	☐	☐	☐	1k	Michael L. LaRusso	☐	☐	☐
1c	Pamela R. Bronander	☐	☐	☐	1l	Marc J. Lenner	☐	☐	☐
1d	Peter Crocitto	☐	☐	☐	1m	Gerald H. Lipkin	☐	☐	☐
1e	Eric P. Edelstein	☐	☐	☐	1n	Barnett Rukin	☐	☐	☐
1f	Alan D. Eskow	☐	☐	☐	1o	Suresh L. Sani	☐	☐	☐
1g	Mary J. Steele Guilfoile	☐	☐	☐	1p	Robert C. Soldoveri	☐	☐	☐
1h	Graham O. Jones	☐	☐	☐	1q	Jeffrey S. Wilks	☐	☐	☐
1i	Walter H. Jones, III	☐	☐	☐	2.	AN ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	☐	☐	☐

					3.	TO RATIFY THE APPOINTMENT OF KPMG LLP AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014	☐	☐	☐

PLEASE SIGN, DATE AND RETURN PROMPTLY

						MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢